Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CUSHMAN WAKEFIELD GREYSTONE LLC

Dated as of December 3, 2021

THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS. THE UNITS MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. ADDITIONALLY, ANY SALE, TRANSFER OR OTHER DISPOSITION OF ANY UNIT IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THIS AGREEMENT.

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		Page
Section 13.11	Enforcement	77
Section 13.12	Currency	77
Section 13.13	Severability	77
Section 13.14	Waiver of Jury Trial	77
Section 13.15	Counterparts	77
Section 13.16	Facsimile or .pdf Signature	77
Section 13.17	No Presumption Against Drafting Party	77
Section 13.18	No Recourse	78
Section 13.19	Waiver of Conflict of Interest	78
Section 13.20	Indemnification	78

SCHEDULES, EXHIBITS AND ANNEXES

Schedule 2.1	Members
Schedule 4.4	Shared Services/Cost Sharing Methodology
Schedule 7.1(b)	Illustrative Royalty Distribution Calculation

Exhibit A	Acknowledgment Letter
Exhibit B	Joinder

Annex A	Greystone Select I Entities
Annex B	Greystone Select II Entities

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF CUSHMAN WAKEFIELD GREYSTONE LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cushman Wakefield Greystone LLC, a Delaware limited liability company (the “Company”), is adopted, executed and entered into as of December 3, 2021 (the “Effective Date”) by and among Greystone Select Incorporated, a Delaware corporation (“Greystone Member”), Cushman & Wakefield of California, Inc. a California corporation (“C&W Member”) and the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the original name “Greystone JV Holdings LLC,” pursuant to the Act by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on September 13, 2021;

WHEREAS, the Limited Liability Company Agreement of the Company was adopted as of September 13, 2021 (the “Original LLC Agreement”); and

WHEREAS, the Members are entering into this Agreement to amend and restate the Original LLC Agreement to, among other things, (a) set forth the governance and operating procedures of the Company and (b) set forth their respective rights and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Members hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acceleration Event” has the meaning set forth in Section 9.5(e).

“Acceleration Right” has the meaning set forth in Section 9.5(e).

“Acknowledgement Letter” has the meaning set forth in Section 2.8.

“Acquisition Threshold” means $50,000,000.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Actions” means any action, suit, proceeding, claim, charge, complaint, audit, arbitration, examination, inquiry, investigation, order or government charge by or before any Governmental Authority.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (x) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6); and (y) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, no Member or its direct or indirect equity holders shall be deemed to be Affiliates of any other Member or such other Member’s direct or indirect equity holders.

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 4.4(a).

“Approved Budget” has the meaning set forth in Section 4.4(a).

“Approved Equity Compensation Plan” means an equity compensation plan offered to employees, consultants or other service providers of or to the Company or any Greystone Select I Entity or Greystone Select II Entity and approved by the Board in accordance with this Agreement.

“Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Asset Value of any asset (other than cash) contributed by a Member to the Company shall be the value of such asset, as determined in accordance with Section 4.7;

(ii) the Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as reasonably determined by the Board as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property in respect of an interest in the Company; (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g)

of the Regulations; or (D) any other instance in which such adjustment is permitted under Regulations Section 1.704-1(b)(2)(iv) (e.g., in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company); provided, however, that any adjustment pursuant to clauses (A), (B), or (D) above shall be made only if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board; and

(iv) the Asset Value of all assets of the Company (including intangible assets, such as goodwill) will be increased (or decreased) to reflect any adjustments to the adjusted bases of the assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of “Net Profits” and “Net Losses” below; provided, however, that Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent the Board determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv), for purposes of computing Net Profits and Net Losses. If the Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii) or (iv), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

“Auditors” has the meaning set forth in Section 8.1(a).

“Available Cash from Greystone Select I” means, for any period (i) all fees, income or proceeds received by the Greystone Select I Entities (including in respect of the Greystone Select I Entities’ interest in any Joint Venture or any other entity in which a Greystone Select I Entity holds a minority interest) and any proceeds received by the Company in respect of any asset sale, recapitalization, issuance, merger, consolidation or similar monetization or capital transaction in respect of any of the Greystone Select I Entities plus (ii) without duplication, all proceeds generated by the Company’s investment or holding of any proceeds described in clause (i), minus (iii) amounts required to be to retained under Section 5.15 as determined by the Board.    For the avoidance of doubt, the Available Cash from Greystone Select I (a) shall not be reduced or diminished by any expenses (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select II Business or the Greystone Select II Entities (or otherwise related in part to the Greystone Select II Business and allocable to the Greystone Select II Business pursuant to the Shared Services/Cost Sharing Methodology) and (b) shall not include the Contribution Amount (as defined in the Contribution Agreement). In no event shall Available Cash from Greystone Select I include Restricted Cash (as defined in the Contribution Agreement).

“Available Cash from Greystone Select II” means, for any period (i) all fees, income or proceeds received by the Greystone Select II Entities (including in respect of the Greystone Select II Entities’ interest in any Joint Venture or any other entity in which a Greystone Select II Entity holds a minority interest) and any proceeds received by the Company in respect of any asset sale, recapitalization, issuance, merger, consolidation, or similar monetization or capital transaction in respect of any of the Greystone Select II Entities plus (ii) without duplication, all proceeds generated by the Company’s investment or holding of any proceeds described in clause (i), minus (iii) amounts required to be retained under Section 5.16 as determined by the Select II Executive Committee. For the avoidance of doubt, except as set forth in Section 13.20, the Available Cash from Greystone Select II shall not be reduced or diminished by any expenses (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select I Business or the Greystone Select I Entities (or otherwise related in part to the Greystone Select I Business and allocable to the Greystone Select I Business pursuant to the Shared Services/Cost Sharing Methodology). For the avoidance of doubt, the Available Cash from Greystone Select II (a) shall not be reduced or diminished by any expenses (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select I Business or the Greystone Select I Entities (or otherwise related in part to the Greystone Select I Business and allocable to the Greystone Select I Business pursuant to the Shared Services/Cost Sharing Methodology) and (b) shall not include the Contribution Amount (as defined in the Contribution Agreement). In no event shall Available Cash from Greystone Select II include Restricted Cash (as defined in the Contribution Agreement).

“Bankruptcy” of a Member (or the state of being “Bankrupt”) shall be deemed to occur for purposes of this Agreement if:

(i) an involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed with respect to such Member or a receiver of or for the property of such Member is appointed without acquiescence of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of 90 days (whether or not consecutive); or

(ii) a voluntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed by such Member, a voluntary assignment of such Member’s property for the benefit of creditors is made, or a receiver of or for the property of such Member is appointed by, or acquiesced in, by such Member.

“Benefit Plan Investor” has the meaning set forth in Section 3.8.

“Board” has the meaning set forth in Section 5.1.

“Bona Fide Joint Venture” means any Joint Venture with a Third Party (other than a Direct Competitor of the C&W Member) entered into for reasonable business purposes, as determined by the Board (by Majority Vote).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“C&W Managers” has the meaning set forth in Section 5.3(a).

“C&W Member” has the meaning set forth in the Preamble.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.7.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash contributed to the Company and the Asset Value of any property (other than cash) (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to) contributed to the Company with respect to the Units of the Company held by such Member.

“CEO” has the meaning set forth in Section 5.13(a).

“Certificate” has the meaning set forth in the Recitals.

“Chairman” has the meaning set forth in Section 5.3(a).

“Change of Control Event” has the meaning set forth in Section 5.3(a).

“Class A Member” means the holder of a Class A Unit, in such Member’s capacity as such.

“Class A Percentage Interest” shall mean the Class A Units held at a particular time by a Member, divided by the number of Class A Units then held by all Members, expressed as a percentage.

“Class A Unit” means that class of Unit authorized pursuant to Section 4.2 of this Agreement. The holder of a Class A Unit shall have the respective rights and obligations as are set forth in this Agreement.

“Class B Call Right” has the meaning set forth in Section 9.12(a).

“Class B Call Right Notice” has the meaning set forth in Section 9.12(b).

“Class B Call Units” has the meaning set forth in Section 9.12(a).

“Class B Member” means the holder of a Class B Unit, in such Member’s capacity as such.

“Class B Percentage Interest” shall mean the Class B Units held at a particular time by a Member, divided by the number of Class B Units then held by all Members, expressed as a percentage.

“Class B Put Notice” has the meaning set forth in Section 9.11(b).

“Class B Put Right” has the meaning set forth in Section 9.11(a).

“Class B Put Units” has the meaning set forth in Section 9.11(a).

“Class B Unit” means that class of Unit authorized pursuant to Section 4.2 of this Agreement. The holder of a Class B Unit shall have the respective rights and obligations as are set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” has the meaning set forth in Section 12.4(d).

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the same as meaning as the term “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and (d).

“Compete” means to directly or indirectly sponsor, manage or operate a Greystone Select I Competitor or to otherwise directly or indirectly compete with the Greystone Select I Business, provided that the term “Compete” shall exclude each of the foregoing to the extent such action is occurring pursuant to a Correspondent Agreement.

“Competitive Restricted Period” means the period (a) beginning as of the Effective Date and (b) ending on the earlier of (i) the date a Change of Control Event has occurred and (ii) a sale or Transfer of the Greystone Select II Business or Greystone Select II to a Third Party that results in none of the Greystone Member, its Permitted Transferees, the Key Executive (including such Key Executive’s Family Members or any of their respective Permitted Trusts) or any Affiliate of the foregoing directly or indirectly controlling the Greystone Select II Business or Greystone Select II.

“Confidential Information” has the meaning set forth in Section 12.4.

“Contribution Agreement” means that certain Contribution Agreement, dated as of October 19, 2021, by and between the Greystone Member and the C&W Member.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Correspondent Agreement” means any arm’s-length correspondent or similar agreements related to loan origination referrals.

“Corporate Opportunities Group” has the meaning set forth in Section 12.3(b)(i).

“Co-Sale Notice” has the meaning set forth in Section 9.5(c).

“Co-Sale Participant” has the meaning set forth in Section 9.5(c).

“Co-Sale Period” has the meaning set forth in Section 9.5(c).

“Co-Sale Portion” has the meaning set forth in Section 9.5(d).

“Co-Sale Transfer” has the meaning set forth in Section 9.5(a).

“Covered Person” means a Member, any Affiliate of a Member, any officer, director, manager, shareholder, employee, trustee, partner or member of a Member or its Affiliates, or any Manager or Officer of the Company, in each case whether current or former.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that (i) with respect to an asset the Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d)(2), and (ii) if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board.

“Designated Individual” has the meaning given to such term in Regulations Section 301.6223-1(b)(3).

“Direct Competitor of the C&W Member” means CBRE, JLL, Colliers, Newmark, Savills, BNP Paribas Real Estate, Avison Young, Marcus and Millichap, Eastdil, Cresa, SVN International, Transwestern and Lee & Associates. Notwithstanding the foregoing, no Person shall be deemed to be a Direct Competitor of the C&W Member with respect to any Correspondent Agreement.

“Disability” means the disability of Stephen Rosenberg that is reasonably anticipated to be permanent and, due to such disability, Stephen Rosenberg fails to devote appropriate time or attention to his position as a Greystone Manager for a period of (i) 270 days within a 24 month period, or (ii) three consecutive months, unless Stephen Rosenberg provides written notice to the Board accompanied by a medical opinion from a licensed medical doctor primarily responsible for treating such disability specifying that in his or her medical opinion Stephen Rosenberg will be reasonably expected to be physically capable of devoting such time and attention to his duties as a Greystone Manager as is required to appropriately perform such duties on or before the six month anniversary after the expiration of such three month period, in which case, the period in this clause (ii) shall be extended until, but not beyond, the six month anniversary after the expiration of such three month period.

“Dissolution Event” has the meaning set forth in Section 10.2(a).

“Drag Transaction” has the meaning set forth in Section 9.6(a).

“Drag-Along Notice” has the meaning set forth in Section 9.6(b).

“Dragged Member” has the meaning set forth in Section 9.6(a).

“Dragging Member” has the meaning set forth in Section 9.6(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” has the meaning set forth in Section 5.4(a).

“Equity Purchase Right” has the meaning set forth in Section 12.1(a).

“Equity Purchase Units” has the meaning set forth in Section 12.1(a).

“Equity Securities” means any and all Units, and any and all securities of the Company convertible into or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both) Units, including, without limitation, options, warrants and other rights to acquire Units.

“Exception Basket” means one or more issuances of Class A Units in accordance with Section 9.4(a)(v) that in the aggregate do not exceed ten percent (10%) of the outstanding Class A Units on the date hereof; provided, however, that in no event shall the Exception Basket apply to Transfers, or otherwise apply to issuances (a) to a Direct Competitor of the C&W Member or (b) any party that would reasonably be expected to cause a material adverse effect on the Greystone Select I Business as reasonably determined by the Board in good faith.

“Exempt Transfer” has the meaning set forth in Section 9.4(a).

“Exempted Securities” means (i) Equity Securities issued pursuant to the acquisition of a Third Party by the Company by merger, purchase of substantially all of the assets or other reorganization or pursuant to a Bona Fide Joint Venture, provided, that the underlying transaction is otherwise approved in accordance with the terms of this Agreement; (ii) Equity Securities issued in connection with any Unit split, subdivision, conversion, exercise or dividend; (iii) Equity Securities issued in accordance with Section 4.5; (iv) Class B Units; (v) Equity Securities issued in accordance with Section 4.8; (vi) Equity Securities issued in accordance with the Approved Equity Compensation Plan subject to the limitations set forth in Section 5.7; and (vii) Equity Securities issued in accordance with, and subject to the limitations set forth in, the Exception Basket.

“Exercising Member” has the meaning set forth in Section 12.1(d).

“Fair Market Value” of Units means the price, in cash, that a willing buyer would reasonably likely pay to a willing seller for such Units in a manner designed to maximize proceeds, in each case, where (i) neither party is under compulsion to buy or sell, (ii) the buyer and seller are not Affiliates of each other, and (iii) each of the buyer and seller have reasonable knowledge of all relevant facts with respect to the applicable transaction based on the then-prevailing market conditions but, in each case, without any discount for lack of liquidity or minority interest or lack of marketability, as determined by a third party appraiser using such valuation methodologies, market multiples, private and public comparable company analysis and other factors and considerations as such appraiser deems appropriate in the exercise of its duties.

“Family Member” means, with respect to a Member, such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons.

“Final ROFR Purchase Price” has the meaning set forth in Section 9.4(f).

“Fiscal Year” means (i) the period commencing upon the date hereof and ending on December 31, 2021, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article VI.

“Formation Date” has the meaning set forth in Section 2.1(a).

“Former Member” has the meaning set forth in Section 10.2(b).

“Funding Deficiency” has the meaning set forth in Section 4.5(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, commonwealth, provincial, local, municipal or similar government, governmental, regulatory or administrative authority, branch, agency, law enforcement body or commission, or any political subdivision thereof, or any court, tribunal, arbitral or judicial body or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Greystone Managers” has the meaning set forth in Section 5.3(a).

“Greystone Member” has the meaning set forth in the Preamble.

“Greystone Select Business” means the Greystone Select I Business and the Greystone Select II Business.

“Greystone Select I” means Greystone Select Company LLC, a Delaware limited liability company wholly owned by the Company.

“Greystone Select I Business” means the following businesses operated by the Greystone Select I Entities: all HUD, Fannie Mae and Freddie Mac related origination and lending, loan servicing for Fannie Mae, Freddie Mac and HUD/Ginnie Mae and special servicing for Freddie Mac loans and for CMBS trusts and any other future business line to be operated by the Greystone Select I Entities in the future.

“Greystone Select I Competitor” means, as of the date of determination, any Person (other than any Greystone Select II Entities at any time after the end of the Competitive Restricted Period) that is primarily engaged in any business line that directly competes with the Greystone Select I Business, whether such Person engages in such business line directly or through its direct or indirect control of other Persons.

“Greystone Select I Entities” means, as of the date of determination, individually or collectively, as applicable, (a) Greystone Select Company LLC and each of its direct and indirect Subsidiaries listed on Annex A as of the Effective Date (and for the avoidance of doubt, after giving effect to the Pre-Closing Restructuring, as defined in the Contribution Agreement) and any other Subsidiaries thereof and (b) any other entities operating the Greystone Select I Business after the Effective Date, whether formed as a Subsidiary or Affiliate of a Greystone Select I Entity or otherwise. For the avoidance of doubt, “Greystone Select I Entities” does not include Greystone Select Company II or any of its direct or indirect Subsidiaries.

“Greystone Select II” means Greystone Select Company II LLC, a Delaware limited liability company wholly owned by the Company.

“Greystone Select II Business” means any businesses operated by the Greystone Select II Entities, including engaging in the ordinary course of its business in the lending and investing businesses that require the use of balance sheet and manage interest-rate and credit risk using corporate or third-party investment funds. These businesses may be supported by the Greystone Select I origination, servicing and special servicing businesses.

“Greystone Select II Entities” means, as of the date of determination, individually or collectively, as applicable, (a) Greystone Select Company II LLC and each of its direct and indirect Subsidiaries following the Pre-Closing Restructuring (as defined in the Contribution Agreement) listed on Annex B and any other Subsidiaries thereof and (b) any other entities operating the Greystone Select II Business after such date, whether formed as a Subsidiary or Affiliate of a Greystone Select II Entity or otherwise.

“Initial Budget” has the meaning set forth in Section 4.4(a).

“Investor Rights Agreement” has the meaning set forth in Section 9.8.

“IPO” means an initial public offering of equity securities registered under the Securities Act or under any U.S. or non-U.S. securities Law or a merger (including a reverse merger) of a Person with any special purpose acquisition vehicle, in each case, immediately following which the shares of common stock of such Person, the general partner of such Person or a newly formed Affiliate of such Person are quoted or listed on a U.S. national securities exchange or a non-U.S. national securities exchange.

“IRS” means the Internal Revenue Service.

“Issuance Notice” has the meaning set forth in Section 12.1(b).

“Joinder” has the meaning set forth in Section 2.10(a).

“Joint Venture” means a legal entity formed by the Company and one or more Third Parties on an arm’s-length basis (taking into account the totality of the relationship among such Persons) for a commercial purpose, but specifically excluding any Correspondent Agreement.

“Key Executive” means, at any time, (i) the CEO of Greystone Select I, (ii) any Person who is a management employee that holds 10% or more of the outstanding Class A Units of the Company (for the avoidance of doubt, other than the C&W Member) and (iii) to the extent no Person holds more than 10% of the outstanding Class A Units of the Company, the three Persons who are management employees holding the most number of Class A Units of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, directive, common law, constitution, treaty, judgment, decree, order or other legal requirement having the effect of law or otherwise promulgated or issued by any Governmental Authority.

“Legal Counsel” has the meaning set forth in Section 13.19.

“Liquidating Trustee” has the meaning set forth in Section 10.3.

“Losses” has the meaning set forth in Section 11.2(b).

“Majority Vote” means, (i) with respect to any matter to be voted on by the Board, the written approval of, or the affirmative vote by, a majority of the Managers serving on the Board, (ii) with respect to any matter to be voted on by the Select II Executive Committee, the written approval of, or the affirmative vote by, a majority of the members serving on such committee and (iii) with respect to any matter to be voted on by the Members, the written approval of, or the affirmative vote by, Members holding a majority of the Class A Units then outstanding; provided, that any matter to be voted on by the Members that pertains solely to Class B Units, the Greystone Select II Business or the Greystone Select II Entities and does not adversely impact the Class A Units (as determined by Majority Vote of the Board), shall require the written approval of, or the affirmative vote by, Members holding a majority of the Class B Units then outstanding.

“Manager” has the meaning set forth in Section 5.3(a).

“Marketable Securities” means stocks and bonds of companies that are freely tradable on stock exchanges or in over-the-counter markets or that are otherwise liquid and can readily be sold to the general public for cash.

“Member” or “Members” means any Person named as a Class A Member or Class B Member of the Company on Schedule 2.1 hereto (as amended from time to time), and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has transferred or disposed of all of such Person’s Units in accordance with the provisions hereof. As of the date hereof, the Members of the Company are the C&W Member and the Greystone Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(1) and (i)(2).

“Minority Sale Principles” has the meaning set forth in Section 9.8.

“Mutually Designated Appraiser” means an independent investment banking firm jointly designated by the investment banking firms initially appointed by the interested parties to determine Fair Market Value. The Mutually Designated Appraiser shall be an investment bank of international standing and may not be an Affiliate of any Member.

“Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations Section 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above;

(vi) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-

1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) from the disposition of asset and will be taken into account for purposes of computing Net Profits or Net Losses; and

(vii) any items that are specially allocated pursuant to Sections 6.2 and 6.3 hereof shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 hereof shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above.

“New Securities” means any Equity Securities of the Company, whether or not currently authorized, other than Exempted Securities.

“Non-Purchasing Member” has the meaning set forth in Section 12.1(d).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and (c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(b)(3).

“Notice Date” means the date that is 10 days after the date of an event requiring a determination of Fair Market Value pursuant to Section 9.10.

“Notice Recipients” has the meaning set forth in Section 9.5(b).

“Officers” has the meaning set forth in Section 5.13(a).

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted in good faith consistent with either (a) the past and current practice as of the date hereof by such Person or (b) after the date hereof, as may be reasonably determined to be consistent with the practices of such Person’s business at such time as the same may in good faith be deemed to have evolved since the date hereof. For the avoidance of doubt, no transaction entered into on or after the date of this Agreement with a Direct Competitor of the C&W Member (other than as relates to a Correspondent Agreement) will be deemed to have been entered into in the Ordinary Course of Business.

“Original LLC Agreement” has the meaning set forth in the Recitals.

“Other Co-Sale Person” has the meaning set forth in Section 9.5(d).

“Partnership Representative” has the meaning set forth in Section 6.5(a).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” shall mean the Units held at a particular time by a Member, divided by the number of Units then held by all Members, expressed as a percentage.

“Permitted Dilution” means dilution pursuant to issuances (i) of Exempted Securities, (ii) pursuant to Section 9.4(h) and (iii) pursuant to Section 9.4(i).

“Permitted Minority Sale” has the meaning set forth in Section 9.4(h).

“Permitted Transferee” means, with respect to any Member’s Units, (i) the equityholders of a Member receiving Units of the Company in connection with the liquidation of, or a distribution with respect to, an equity interest in such Member, provided that such equityholders are under common control with such Member and shall remain under common control with such Member; (ii) any general or limited partner, member, stockholder, other equity owner or Affiliate of a Member, provided that any such Person or Persons are under common control with such Member and shall remain under common control with such Member; (iii) a Family Member of a Member; (iv) a Permitted Trust; (v) any estate planning entity, so long as a direct or indirect controlling interest and substantially all of the economic ownership in such entity is held by one or more Member(s), Family Member(s) and/or Permitted Trust(s); (vi) any family charitable foundation or public charity established by Stephen Rosenberg (a “Permitted Charity”) in an amount across aggregate gifts to such foundation or charity not to exceed 10% of the Class A Units initially held by the Greystone Member as of the Effective Date; and (vii) any Person receiving Units by will, revocable trust, operation of law or the laws of intestate succession by reason of the death of a Member, whether directly or indirectly (including, without limitation, such Member’s executors, administrators, personal representatives, testamentary trustees, legatees or beneficiaries); provided, however, that in no event shall (A) the Company or any of its Subsidiaries, (B) any Greystone Select I Competitor as of immediately prior to such Transfer or (C) any Direct Competitor of the C&W Member constitute a “Permitted Transferee,” including if such Person in clauses (A), (B) and/or (C) are indirect beneficial owners of any Permitted Transferee set forth in clause (ii).

“Permitted Trust” means (1) (a) any revocable trust for the benefit of a Member or a Family Member, during such Member’s or Family Member’s life and during any “wind-up” administration period immediately following the death of the Member or the Family Member, as the case may be, (b) any trust (i) of which the beneficiary or beneficiaries are one or more Member(s), Family Member(s), charitable corporation(s), charitable trust(s) and/or other charitable organization (provided, however, that contingent remainder beneficiaries shall be disregarded and that otherwise the only charitable corporation(s), charitable trust(s) and/or other charitable organizations that may hold Units are a Permitted Charity) or (ii) under which the distribution of Units may be made only to such Member and/or such Member’s Family Member(s); or (2)(a) any trust under the SR 2019 Revocable Trust Agreement, made March 19, 2019, between Stephen Rosenberg, as Grantor, and Stephen Rosenberg, as Trustee, as such Agreement may be amended from time to time, (b) any trust under the Stephen Rosenberg Revocable Trust, made March 19, 2019, between Stephen Rosenberg, as Grantor, and Stephen Rosenberg, as Trustee, as

such Agreement may be amended from time to time, (c) any trust under the Stephen Rosenberg 2020 Descendants’ Trust Agreement, made December 14, 2020, between Stephen Rosenberg, as Grantor, Curtis A. Pollock, Mordecai M. Rosenberg and Jonathan I. Rosenberg, as Investment Trustees, Curtis A. Pollock and Lisa R. Schwartz, as Independent Trustees, and Peak Trust Company – AK and Elizabeth A. Salvati, as Administrative Trustees, as such Agreement may be amended from time to time, or (d) any successor trust to any of the previously named trusts (each of the trusts referenced in this subsection (2) of this definition being of the type of trust referenced in subsection (1) of this definition).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Preemptive Participants” has the meaning set forth in Section 12.1(a).

“Preemptive Portion” has the meaning set forth in Section 12.1(c).

“Projected Increase” has the meaning set forth in Section 4.4(a).

“Prospective Transferee” has the meaning set forth in Section 9.7.

“Registration Rights Agreement” has the meaning set forth in Section 9.13.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.

“Related-Party Transaction” means any transaction between the Company or any Greystone Select I Entity, on the one hand, and any Greystone Member, C&W Member, Key Executive (including such Key Executive’s Family Members or any of their respective Permitted Trusts) or any Affiliate of the foregoing (or any Person in which any such Persons hold a financial interest), on the other hand (excluding any transactions between the Company and any Greystone Select I Entity).

“Representatives” has the meaning set forth in Section 12.4(a).

“Restrictive Covenants Agreement” has the meaning set forth in the Contribution Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Services/Cost Sharing Methodology” has the meaning set forth in Section 4.4(d).

“SR Trigger Event” means the death or Disability of Stephen Rosenberg.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Distribution” has the meaning set forth in Section 7.5(a).

“Term Loan B” means the initial credit facility evidenced by that certain Credit Agreement, dated as of June 17, 2021, among Greystone Select Financial LLC, the lenders party thereto and JPMorgan Chase Bank, N.A. and the related credit documents related thereto, in each case, as amended from time to time, and any other credit facility that refinances or otherwise replaces such initial credit facility.

“Third Party” means any Person who is a bona fide third party that is not an Affiliate of any Member or any Greystone Select I Entity or Greystone Select II Entity, and is a Person in which none of the Members or any of the controlling Persons or any other equityholders of a Member, hold any material financial interests (other than listed equity in a publicly traded company so long as all such Persons collectively own less than 5% of the total outstanding equity interests of such company).

“Threshold Ownership Test” means with respect to any Member, that such Member and its Permitted Transferees own at least 7.5% of the outstanding Class A Units.

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing, including (except as noted in the following sentence) a change of control of any Member (or any one or more parent entities of such Member) that results in an indirect Transfer of ownership of Units.

“Transfer Notice” has the meaning set forth in Section 9.5(b).

“Transferee” means any Person that is a transferee of all or a portion of a Member’s Units.

“Transferred Securities” has the meaning set forth in Section 9.5(b).

“Transferring Member” has the meaning set forth in Section 9.5(a).

“Unit” means an ownership interest in the Company, and shall be deemed to include any Equity Security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date hereof. There shall initially be two classes of Units: Class A Units and Class B Units.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.1 Formation.

(a) The Company has been formed as a Delaware limited liability company by the filing on September 13, 2021 (the “Formation Date”) of the Certificate in the office of the Secretary of State of the State of Delaware under and pursuant to Section 18-201 of the Act. The Members hereby confirm the formation of the Company as a limited liability company under and pursuant to the provisions of the Act and all other pertinent Laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that their rights, duties and liabilities, and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any provisions of the Act the compliance with which is not mandatory, the terms and conditions of this Agreement will control.

(b) The name of each Member, together with the mailing address thereof and number of Class A and Class B Units held thereby, shall be listed on Schedule 2.1 hereto. Each of the Members is hereby admitted as a Member of the Company. Additional Members shall be admitted as Members of the Company only in accordance with Section 2.10. An authorized Officer of the Company shall update Schedule 2.1 from time to time, as necessary to reflect accurately the information therein as known by the Board or the Select II Executive Committee, as applicable, but no such update shall modify Schedule 2.1 in any manner inconsistent with Section 2.10 or any other Section of this Agreement or the Act; provided that no update shall be effective against the C&W Member or the Greystone Member, as applicable, without the prior written consent of such Member (such consent not to be unreasonably withheld, conditioned or delayed), except for updates solely intended to reflect changes made in accordance with this Agreement, including in accordance with the C&W Member’s and the Greystone Member’s rights set forth in Section 5.7, if applicable. The Company shall provide the C&W Member and the Greystone Member with copies of any such updates or modifications set forth in the preceding sentence. Any amendment or revision to Schedule 2.1 made in accordance with the preceding sentence shall not be deemed an amendment to this Agreement for purposes of this Agreement, including Section 13.2. Any reference in this Agreement to Schedule 2.1 shall be deemed to be a reference to such Schedule as amended and in effect from time to time.

(c) Each Officer is hereby designated as an “authorized person,” within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments and/or restatements thereof) necessary or advisable for the formation or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

Section 2.2 Name. The name of the Company on the date of its formation was “Greystone JV Holdings LLC” and, upon the filing of the Articles of Amendment to the Certificate of Formation of the Company on October 20, 2021, the name of the Company was changed to Cushman Wakefield Greystone LLC.

Section 2.3 Term. The term of the Company commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall be perpetual until the Company is dissolved and its affairs wound up in accordance with the Act and the terms of this Agreement.

Section 2.4 Principal Place of Business. The principal place of business of the Company shall be in such place as the Board may determine from time to time, and the Company shall have other regional offices and operations as the Board may determine from time to time.

Section 2.5 Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 2.6 Agent for Service of Process. The Company’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate.

Section 2.7 Purpose. The purpose of the Company is, to engage in any and all lawful activities in accordance with the Act.

Section 2.8 Powers of the Company.

(a) Subject to the limitations set forth in this Agreement, the Company shall possess and may exercise all of the powers and privileges granted to it by the Act, any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

(b) Each Greystone Select I Entity formed as of the date hereof, has executed an acknowledgment (the “Acknowledgement Letter”) in the form attached hereto as Exhibit A. For so long as the C&W Member (or any Permitted Transferee thereof) or the Greystone Member (or any Permitted Transferee thereof) continues to hold Class A Units, the Company shall cause each Greystone Select I Entity formed after the date hereof, to execute the Acknowledgment Letter and deliver a copy to the C&W Member and the Greystone Member.

Section 2.9 No Personal Liability. Except as required by the Act, no Member, Manager or officer shall be personally liable for any obligations of the Company.

Section 2.10 Admission of New Members and Transferees.

(a) In each case, subject to Section 5.7, Article IX and Section 12.1, (i) new Members holding Class A Units shall be admitted to the Company only by Majority Vote of the Board (for the avoidance of doubt, subject, to the additional voting and consent requirements set forth in Section 5.7) and new Members holding Class B Units shall be admitted to the Company only by Majority Vote of the Select II Executive Committee, in each case, on terms and conditions that are consistent with this Agreement, the Certificate, the Act and any other applicable provision of Law; provided, that any Person (including any Permitted Transferee or other Transferee) shall be admitted as a new Member only upon such Person’s execution and delivery of joinder agreement substantially in the form set forth on Exhibit B (“Joinder”) to the Company, which shall identify whether such new Member will be deemed a Class A Member or a Class B Member. Promptly following such admission as a new Member of the Company, to the extent notice has not otherwise been provided to the C&W Member or the Greystone Member, the Company shall provide notice of such admission to the C&W Member or the Greystone Member, as applicable. Any such new Members shall be issued the applicable number and class of Units and shall participate in the management, profits, losses, and distributions of such class of Units on such terms and with such amendments to this Agreement as are approved in accordance with Section 5.7 and, in the case of the Class B Units, Majority Vote of the Select II Executive Committee. The Board shall not be permitted to admit any new Member to the Company as a Class A Member (or as a Class B Member if such Class B Member is a Direct Competitor of the C&W Member at any time that the C&W Member holds Class B Units) or implement any agreements related to the admission of such Member in a manner that is disproportionate and adverse to the C&W Member or the Greystone Member respectively, except as otherwise expressly permitted for elsewhere in this Agreement.

(b) Unless otherwise specified by the Board (or the Select II Executive Committee in the event of a Transfer of Class B Units) in connection with such Transfer, any Transferee of Units in accordance with this Agreement shall succeed to all the rights and be subject to all the obligations of the transferring or assigning Member with respect to the Units so transferred or assigned.

Section 2.11 Withdrawals. No Member may withdraw or resign from the Company, with respect to the Class A Units, except with the Majority Vote of the Board and in accordance with the additional approval and consent requirements set forth in Section 5.7(a), and with respect to the Class B Units, with the consent of the Select II Executive Committee.

Section 2.12 No State-Law Partnership; Tax Classification. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be classified as a partnership for U.S. federal, state and local tax purposes. No Person shall take any action inconsistent with such classification, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such classification.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally but not jointly, represents and warrants to the Company and each other Member as follows:

Section 3.1 Organization and Qualification. Such Member (a) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not prevent or materially impair the performance of the actions contemplated by this Agreement.

Section 3.2 Authority. Such Member has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly and validly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict. Except as otherwise obtained prior to the date hereof or as set forth on the Disclosure Schedules to the Contribution Agreement, the execution, delivery and performance by such Member of this Agreement do not and will not (a) conflict with or violate its certificate of incorporation or bylaws or equivalent organizational documents, if applicable, (b) conflict with or violate any Law applicable to such Member or by which any property or asset of such Member is bound or affected or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person or give to any Person any rights pursuant to, any contract, agreement or arrangement by which such Member is bound, except, in the case of the foregoing clauses (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially impair the performance of the actions contemplated by this Agreement.

Section 3.4 Governmental Consents and Approvals. Such Member is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Member of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5 Securities Representations. Such Member represents and agrees that the Units acquired pursuant hereto will be acquired for such Member’s own account, for investment, and not with a view to the distribution or resale thereof. Such Member further represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Units. Such Member understands that such Units have not been registered under the Securities Act or any state or foreign securities laws, and cannot be sold, assigned, transferred, pledged or otherwise disposed of unless so registered under the Securities Act and applicable state or foreign securities laws or unless an exemption from the registration requirements thereof is available. Such Member understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units. Such Member understands that any Transfer of the Units purchased by it is subject to the restrictions contained in this Agreement. Such Member understands that no disclosure or offering document has been prepared in connection with the purchase of the Units by it and such Member has conducted its own investigation with respect to the Company and the Units; such Member has received all information that it believes is necessary or appropriate in connection with its purchase of the Units and such Member has made its own assessment and has satisfied itself concerning the relevant tax, legal, currency, business, investment, accounting, financing and other economic considerations relevant to its investment in the Company and the Units. Such Member represents and warrants that it is (A) an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act and (B) a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

Section 3.6 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Member, threatened against such Member or any Affiliate thereof that would reasonably be expected to (x) prevent the consummation by such Member of the transactions contemplated by this Agreement or (y) have a material adverse effect on such Member’s ability to perform its obligations under this Agreement.

Section 3.7 Anti-Money Laundering; OFAC.

(a) To the knowledge of such Member, no part of the funds used by such Member to acquire its portion of the Units or to satisfy its obligation to pay or contribute any part of his, her or its Capital Contribution hereunder has been, or shall be, directly or indirectly derived from any activity that contravenes United States federal or state or non-United States Law, including anti-money laundering, economic sanctions, anti-bribery and anti-boycott Laws.

(b) The Capital Contribution amount paid or contributed or to be paid or contributed by such Member hereunder shall not, to the knowledge of the Member, cause an the Company, any Greystone Select I Entity or any Greystone Select II Entity to be in violation of any applicable anti-money laundering, economic sanctions, anti-bribery and anti-boycott Law, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the various statutes, regulations and executive orders administered by OFAC and the FCPA.

(c) All parts of the Capital Contribution paid or contributed by such Member will be made through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the U.S. Department of Treasury pursuant to Section 999(a)(3) of the Code, as in effect at the time of such contribution or payment.

(d) Neither the Member, nor to the Member’s knowledge based on its customary due diligence, any of its beneficial owners (i) is, or is 50% or more owned or, where relevant under applicable sanctions Laws, controlled by any party which is, on the Specially Designated Nationals And Blocked Persons List, nor are they otherwise a party with which any Greystone Select I Entity or Greystone Select II Entity is prohibited to deal under the Laws of the United States, or (ii) is, or is owned or 50% or more owned or, where relevant under applicable sanctions laws, controlled by any party which is, a person identified as a terrorist organization on any other relevant lists maintained by any U.S. federal Governmental Authority

Section 3.8 ERISA Matters. Such Member is not a “benefit plan investor” (as defined in Section 3(42) of ERISA) (a “Benefit Plan Investor”).

ARTICLE IV

CAPITAL CONTRIBUTIONS, BUDGETS AND FUNDING

Section 4.1 Initial Capital Contributions. Subject to, and in accordance with, the terms and conditions set forth herein and in the Contribution Agreement, the Company hereby issues (i) to the Greystone Member 60 Class A Units and 99 Class B Units and (ii) to the C&W Member 40 Class A Units and 1 Class B Unit, in each case, in exchange for the Greystone Contribution Amount (as defined in the Contribution Agreement) and the C&W Contribution Amount (as defined in the Contribution Agreement), respectively. Accordingly, each Member has contributed to the Company the C&W Contribution Amount and the Greystone Contribution Amount, in each case, as defined in the Contribution Agreement, and has received in exchange therefor the number of Class A Unit and Class B Units as set forth opposite such Member’s name on Schedule 2.1 hereto.

Section 4.2 Units. The authorized classes of Units shall consist of Class A Units and Class B Units. The Company may issue fractional Units, and all Units shall be rounded to the third decimal place. Each Member hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property.

Section 4.3 Additional Units. Subject to the provisions of this Agreement, including Section 5.7, Section 9.9 and Section 12.1, the Board shall have the right to cause the Company to issue at any time, for such amount and form of consideration as the Board may determine, (a) additional Units (of the existing class or new classes or series) or other Equity Securities of the Company (including creating other classes or series thereof having such powers, designations, preferences and rights as the Board may determine), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Company and (c) warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Company, and in connection therewith, the Board shall have the power to make amendments to this Agreement as the Board, in its discretion deems necessary or appropriate to give effect to such issuances, provided, for the avoidance of doubt, that any such amendments shall be in accordance with Section 5.7, Section 9.9 and Section 12.1. In the event additional Units shall be issued to a Member (including in connection with additional Capital Contributions pursuant to this Article IV) or to any other Person, or Units are sold or transferred to another Member or any other Person and such Person shall be admitted as a Member in accordance with the provisions of this Agreement, an authorized Officer shall amend Schedule 2.1 hereto in accordance with Section 2.1(b) upon such Member or Person executing a Joinder pursuant to Section 2.10(a). Other than the initial contribution of the Greystone Member, any Capital Contribution to be made by such Person in exchange for Units shall be in cash unless otherwise approved in accordance with Section 5.7 and the amount of such Capital Contribution, if any, shall be credited to such Person’s Capital Account.

Section 4.4 Budgets.

(a) The Class A Members will prepare and agree upon projected expenditure schedules and a projected operating budget for Greystone Select I (including the Greystone Select I Entities and their Subsidiaries), through the Fiscal Year ending December 31, 2022 (the “Initial Budget”). Beginning for the Fiscal Year ending December 31, 2023, and for each subsequent Fiscal Year, not later than 30 days prior to the beginning of such Fiscal Year, the CEO and/or the senior management of the Company shall prepare and submit to the Board for approval projected expenditure schedules and a projected operating budget for such Fiscal Year for the Greystone Select I Business (each, an “Annual Budget”). The Board will provide (i) prior to a Change of Control Event, the C&W Managers with the opportunity for meaningful consultation regarding approval of the Annual Budget and reasonable information in connection with such consultation and (ii) following a Change of Control Event, the Greystone Managers with the opportunity for meaningful consultation regarding approval of the Annual Budget and reasonable information in connection with such consultation, provided however that except as provided in Section 5.7, the Annual Budget shall only require a Majority Vote of the Board to be approved. The Initial Budget and any Annual Budget are each referred to as an “Approved Budget.”

(b) To the extent the Annual Budget requires approval pursuant to Section 5.7 and (i) prior to a Change-of-Control Event, the C&W Member does not grant such approval, or (ii) after a Change of Control Event, the Greystone Member does not grant such approval in each case within 15 Business Days, the CEO shall use his or her good faith efforts to reduce non-discretionary spending, operating and other similar expenses in line with any projected revenue shortfalls and the Company shall operate on an interim budget; provided that in no event will any interim budget provide for an increase of expenses greater than 20% of the prior year’s actual expenses.

(c) The Members agree that the Company shall fund its ongoing operations, business expansion and acquisitions from cash from operations and borrowings or credit, and that no Member shall be required to make a Capital Contribution or loan, or otherwise advance any funds, to the Company or enter into any agreements with, make any representations or warranties to, or provide any information to a lender or other financing source.

(d) The Members agree that any expenses or liabilities (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select I Business shall be borne solely by the Class A Members in accordance with their Class A Percentage Interests and any expenses or liabilities (including costs of Company employees, consultants or other personnel) related exclusively to the Greystone Select II Business shall be borne solely by the Class B Members in accordance with their Class B Percentage Interests as set forth in the definitions of “Available Cash from Greystone Select I” and “Available Cash from Greystone Select II” respectively. Notwithstanding the foregoing, if any expense or liability of Greystone Select I Business is also attributable to Greystone Select II Business or vice versa (and thus, is not exclusively attributable to either business), such expense or liability will be allocated among Greystone Select I Business and Greystone Select II Business in a manner consistent with the Shared Services/Cost Sharing Methodology as set forth on Schedule 4.4, attached hereto (the “Shared Services/Cost Sharing Methodology”), in all cases subject to Section 13.20.

Section 4.5 Additional Funding.

(a) In the event that the Board determines that additional capital is required to support the Greystone Select I Business or the Greystone Select II Business, the Board may, subject to this Section 4.5, attempt to procure funding through any one or a combination of the following means, at the election of the Board:

(i) revolving credit or other credit or loan facilities provided by Third Parties; or

(ii) if such facilities are not available on commercially reasonable terms without enhancement, guarantee or support by the parent company of any Member, then through (for the avoidance of doubt, no Member shall be required to provide such enhancement, guarantee, or support or to enter into any agreement with, make any representation or warranty to, or provide any information to any lender or any other financing provider in respect thereof):

(A) cash advances or other credit facilities provided by the Members or their Affiliates (which, for the avoidance of doubt, shall not be and shall not be deemed to be Capital Contributions); or

(B) additional Capital Contributions by the Members.

(b) The Board shall use commercially reasonable efforts to ensure that any future debt financing undertaken in respect of the Greystone Select I Business shall have recourse only to the Greystone Select I Business and any debt financing undertaken in respect of the Greystone Select II Business shall have recourse only to the Greystone Select II Business, and in all case such financing arrangements shall be subject to Section 13.20.

(c) In the event that the Board determines additional capital is necessary to support the Greystone Select I Business or the Greystone Select II Business, the Board shall first use commercially reasonable efforts to secure Third Party financing. In the event the Board is unable to secure Third Party financing, the Board may, prior to a Change of Control Event, after consultation with the C&W Manager, and after a Change of Control Event, after consultation with the Greystone Manager, seek cash advances, other committed credit support or Capital Contributions from (x) the Class A Members to the extent the cash advances, other committed credit support or Capital Contributions are necessary to support the Greystone Select I Business or (y) the Class B Members to the extent the cash advances, other committed credit support or Capital Contributions are necessary to support the Greystone Select II Business. The Company shall request that the applicable Members provide the advances, credit support or Capital Contributions to be provided pursuant to this Section 4.5 by delivering a written notice to the Members specifying (i) the aggregate amount of cash advances, credit support or Capital Contributions requested at such time, (ii) the amount of cash advances, credit support or Capital Contributions requested to be provided by each Member, which amount shall be equal to the product of (A) the aggregate amount of cash advances, credit support or Capital Contributions requested at such time and (B) such Member’s Percentage Interest with respect to the Class of interests to which such Capital Contribution relates, (iii) the purpose for which such Capital Contribution is requested, (iv) the Fair Market Value of the Class A Units as determined by the Board pursuant to Section 9.8 and the amount of Permitted Dilution related thereto, and (v) the date on which such Capital Contributions are due (which shall be no earlier than the date that is ten (10) Business Days after the date on which such written notice is delivered to the Members). Such written notice shall also specify the bank account for wire transfer of cash amounts and any other information the Company determines. Any cash advances or cash Capital Contributions made by each Class A Member or Class B Member, as applicable, shall be made in such amount as is specified in such notice by wire transfer of immediately available funds to the bank account designated by the Company in such notice prior to the close of business on the date specified in such written notice. Subject to Section 4.5(e), the Class A Members shall receive additional Class A Units in exchange for any Capital Contributions hereunder at a price per Class A Unit equal to the Fair Market Value of such Class A Units as determined by the Board in accordance with Section 9.8 and, Class B Members shall receive additional Class B Units in exchange for any Capital Contributions hereunder at a price per Class B Unit equal to the Fair Market Value of such Class B Units, as determined by the Select II Executive Committee.

(d) To the extent that any Class A Member declines to fund any such written request set forth in Section 4.5(c) above, in whole or in part (a “Funding Deficiency”), the other Class A Members may elect to fund such Funding Deficiency and, in the case of a Capital Contribution, shall receive in return therefor additional Class A Units at a price per Unit equal to the Fair Market Value of such Units as determined by the Board in accordance with Section 9.8. To the extent that any Class B Member declines to fund any such Funding Deficiency, the other Class B Members may elect to fund such Funding Deficiency and, in the case of a Capital Contribution, shall receive in return therefor additional Class B Units at a price per Unit equal to the Fair Market Value of such Units as determined by the Select II Executive Committee. Notwithstanding the foregoing, no Class A Member shall be entitled to receive any additional Class A Units in respect of electing to fund another Class A Member’s Funding Deficiency if such Funding Deficiency by such other Member was solely based upon and due to a liability, expense, or other obligation associated exclusively with the Greystone Select II Business, in which case such liability, expense or other obligation shall be subject to Section 13.20.

(e) No Member shall be obligated to fund any such cash advances, provide any such credit support or otherwise enter into any agreement with a lender or any financing source or make any additional Capital Contributions, and no failure by any Member to fund any such request shall constitute a default hereunder. For the avoidance of doubt, in the event that the Board determines to seek funding in the form of committed credit support from the Members, nothing herein shall restrict the terms of such credit support from including reasonable interest thereon.

(f) Except as otherwise explicitly permitted in Section 5.7 of the Contribution Agreement, (i) cash advances, credit support or Capital Contributions provided by the Class A Members pursuant to this Section 4.5 shall be used exclusively for the Greystone Select I Business, and (ii) cash advances, credit support or Capital Contributions provided by the Class B Members pursuant to this Section 4.5 shall be used exclusively for the Greystone Select II Business, and the Company shall not be permitted to enter into credit support, financing or similar borrowing for use by the Greystone II Business unless the Board has determined in good faith that such borrowing in respect of the Greystone II Business is non-recourse to the Greystone Select I Business.

Section 4.6 Status of Capital Contributions.

(a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement or as approved by the Board. Except as otherwise provided herein or approved by the Board, no Member shall be permitted to borrow, make an early withdrawal of, or demand or receive a return of any Capital Contributions. Under circumstances requiring a return of any Capital Contributions, except as otherwise expressly provided in this Agreement, no Member shall have the right to receive property other than cash.

(b) No Member shall have any obligation or be required to make any Capital Contribution or loan or otherwise advance any funds to the Company and no Member shall have any personal liability for the repayment of any Capital Contribution of any other Member or Transferee. Notwithstanding anything in this Agreement to the contrary, the obligations of the Members hereunder shall not be, and shall not be deemed to be, a guaranty, maintenance agreement or other similar agreement, or under any circumstances utilized to satisfy the general obligations and liabilities of the Company, in all cases subject to Section 13.20.

Section 4.7 Capital Accounts. An individual Capital Account shall be established and maintained for each Member (and sub-capital accounts with respect to each Class of interests) in accordance with the following provisions:

(a) to each Member’s Capital Account there shall be credited all such Member’s Capital Contributions, such Member’s distributive share of Net Profits, any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VI, the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member, and any other increases required by Regulations Section 1.704-1(b)(2)(iv);

(b) to such Member’s Capital Account there shall be debited the amount of cash and the Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement (net of any liabilities to which such asset is subject or which are assumed by such Member), such Member’s distributive share of Net Losses, any items in the nature of deductions or losses that are specially allocated to such Member pursuant to Article VI, and any other decreases required by Regulations Section 1.704-1(b)(2)(iv);

(c) in the event all or some of a Member’s Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(d) no Member shall be required to pay to the Company or to any other Member or Person any deficit in such Member’s Capital Account upon dissolution of the Company or otherwise.

The provisions of this Section 4.6 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section

704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

Section 4.8 Dilution. Except as expressly set forth in this Agreement or as otherwise mutually agreed by the C&W Member, the Greystone Member and the Board, in writing following the date hereof, none of the C&W Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, or the Greystone Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, shall, without C&W Member’s consent or the Greystone Member’s consent, respectively, be subject to dilution, other than Permitted Dilution. For the avoidance of doubt, except as otherwise set forth in this Section 4.8 and subject to the exercise of Equity Purchase Rights pursuant to Section 12.1, dilution in respect of (i) Class A Units shall be borne among the Class A Members on a pro-rata basis based on the relative number of Class A Units held by such Class A Member and (ii) Class B Units shall be borne among the Class B Members on a pro-rata basis based on the relative number of Class B Units held by such Class B Member.    Neither the C&W Member nor the Greystone Member shall be subject to accretion except to the extent any Permitted Dilution has been subsequently reversed, in which case such Class A Percentage Interest or Class B Percentage Interest, as applicable, of the C&W Member or Greystone Member, respectively, will accrete on a pro rata basis to the same extent and alongside any accretion of the Class A Percentage Interest or Class B Percentage Interest, as applicable (and, if applicable, the equivalent Units) held by the other Class A Members or Class B Members, as applicable, but in no event to a level greater than the C&W Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, or the Greystone Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, prior to such Permitted Dilution. Other than in respect of any circumstances whereby a Member is subject to accretion, such Member shall not be obligated to directly pay any expenses, costs or other obligations in respect of the repurchase of Equity Securities or Units or any other similar transactions that would give rise to such accretion.

ARTICLE V

GOVERNANCE

Section 5.1 Management of the Company. Subject to the terms hereof, the business and affairs of the Company shall be managed by or under the direction of a board of managers (the “Board”) which may from time to time delegate authority to the Officers or to others to act on behalf of the Company, in each case, subject to the oversight of the Board. Subject to Section 5.7, the Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the Laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by Law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company. Except as approved or delegated by the Board or as expressly set forth herein, no Member or Manager, in their capacity as such, shall have the authority to individually bind the Company in any way whatsoever.

Section 5.2 Certain Structuring Covenants; Competition. The Board, the CEO and the Key Executives shall use their respective reasonable best efforts to ensure the following:

(a) The CEO and the Key Executives (and each of the Permitted Transferees of the foregoing) shall hold all equity interests held by such Persons in the Greystone Select I Entities through direct or indirect interests in the Class A Units in the Company and shall not hold equity interests in (or otherwise have the right to distributions or any other equity participation) in any of the Greystone Select I Entities other than through the Company.

(b) Other in respect of a Third Party in connection with a Joint Venture, no Person other than a Greystone Select I Entity or the Company shall be entitled to receive Available Cash from Greystone Select I.

(c) Subject to the terms and conditions of this Agreement and the maintenance of reasonable reserves established by the Board, each of the Greystone Select I Entities and, for so long as the C&W Member (or any Permitted Transferee thereof) holds Class B Units or otherwise is entitled to indemnification pursuant to Section 13.20 in respect of its Class A Units, the Greystone Select II Entities, shall distribute Available Cash from Greystone Select I and Available Cash from Greystone Select II as applicable, to the Company as soon as reasonably practicable.

(d) Until the end of the Competitive Restricted Period, Greystone Select II shall not Compete. In the event Greystone Select II Competes during the Competitive Restricted Period, all profits with respect to the Competing activities shall be held in constructive trust for the benefit of Greystone Select I.

(e) The Company shall authorize all actions within its control and reasonable business judgment designed to ensure that the Greystone Select I Business is operated primarily through the Greystone Select I Entities, in all cases subject to the terms of this Agreement.

Section 5.3 Board.

(a) Each Member shall be entitled to appoint one or more individuals in accordance with this Section 5.3 to act on its behalf at meetings of the Board (each, a “Manager”). The total number of Managers on the Board shall be five, of whom (a) three shall be designated by the Greystone Member (the “Greystone Managers”) and (b) two shall be designated by the C&W Member (the “C&W Managers”). A majority of the Managers shall select a chairman (the “Chairman”) who shall preside over meetings of the Board. The initial Chairman shall be Stephen Rosenberg. The initial Greystone Managers shall be Stephen Rosenberg, Curt Pollock and Marc Fox and the initial C&W Managers shall be Andrew McDonald and Michelle MacKay. At any point in which the C&W Member fails to satisfy the Threshold Ownership Test, then the C&W Member shall have no right under this Agreement to appoint any Manager and, upon such failure, without any further action by any Person, the total number of Managers on the Board shall be reduced to three (3) and each of the C&W Managers shall be automatically removed therefrom. Notwithstanding anything to the contrary contained herein, in the event that the C&W Member holds a majority of the Class A Units issued and outstanding at any time (the “Change of Control

Event”), (i) the C&W Member shall have the right to appoint a majority of the Managers on the Board, and (ii) at any point in which the Greystone Member fails to satisfy the Threshold Ownership Test, then the Greystone Member shall have no right under this Agreement to appoint any Manager and, upon such failure, without any further action by any Person, the total number of Managers on the Board shall be reduced to three (3) and each of the Greystone Managers shall be automatically removed from the Board.

(b) The Board shall not be authorized to take any action inconsistent with the provisions of this Agreement and any charter of the Board shall include provisions to that effect.

Section 5.4 Meetings.

(a) The Board may meet quarterly at such place and time as shall be determined by Majority Vote. Subject to the limits in Section 5.3, special meetings of the Board, to be held at the offices of the Company (or such other place as shall be agreed by Majority Vote), may be called at the direction of the Chairman, the CEO or (x) prior to the Change of Control Event, one or more Greystone Managers and (y) following the Change of Control Event, one or more C&W Managers, and for reasonable cause shown (which is understood to include, without limitation, any meeting called by a Greystone Manager or C&W Manager, as applicable, to review any determination made by the Company pursuant to this Agreement), upon not less than five Business Days’ notice given by the Chairman, the CEO or the Secretary of the Company (which Officer shall give such notice if properly directed to do so as aforesaid). Subject to the limits in Section 5.3, emergency meetings of the Board may be held at the offices of the Company (or such other place as shall be agreed by Majority Vote) upon not less than two Business Days’ notice by telephone or Electronic Transmission (to be confirmed by Electronic Transmission) given by the Chairman, the Chief Executive Officer, the Secretary of the Company or (x) prior to the Change of Control Event, one or more Greystone Managers and (y) following the Change of Control Event, one or more C&W Managers, specifying in reasonable detail the nature of such emergency. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) With respect to quarterly and other regular meetings of the Board, not less than five Business Days before each such meeting, the Chairman shall deliver, or cause to be delivered, to each Manager, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting.

(c) Participation by any Manager in person or by any other means permitted hereunder shall be deemed to be a waiver of any notice requirement set forth in this Section 5.4.

Section 5.5 Quorum and Voting. Subject to the limits in Section 5.4, the presence of that number of Managers representing at least (x) prior to the Change of Control Event, two Greystone Managers and at least one C&W Manager and (y) following the Change of Control Event, two C&W Managers and at least one Greystone Manager shall constitute a quorum; provided, that, notwithstanding the foregoing, in the event that a quorum for two consecutive scheduled meetings of the Board (scheduled not less than ten Business Days apart) is not present due to the consecutive absences of a C&W Manager or a Greystone Manager, and sufficient notice for each such meeting was provided, a quorum for the subsequently-scheduled meeting shall not require the presence of, at least one Greystone Manager, if the Greystone Manager(s) were consecutively absent, or at least one C&W Manager, if the C&W Manager(s) were consecutively absent. A quorum must exist at all times during a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. Except as otherwise specified in this Agreement (including Section 5.7), all decisions of the Board shall be taken by the affirmative vote of a majority of the Managers present at a meeting at which a quorum exists, for such decision or action to be valid. Each Manager shall be entitled to one vote on all matters; provided, that in the event either the Greystone Member or C&W Member, as the case may be, shall not have filled all of its designees to the Board allotted to Greystone Member or C&W Member, respectively, any Greystone Manager or C&W Manager, as applicable, shall have the right to vote for itself and such undesignated Manager, such that the Greystone Manager(s) or C&W Manager(s) present at such meeting or executing such consent shall have a number of votes with respect to such matter as is equal to the number of Board designees Greystone Member or C&W Member, as the case may be, is entitled to appoint pursuant to Section 5.3.

Section 5.6 Removal of Managers; Vacancies.

(a) A Member may at any time remove any Manager appointed by such Member pursuant to Section 5.3, with or without cause and replace such Manager.

(b) Except as otherwise provided in this Agreement, in the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.3, such vacancy shall be filled by the Member the retirement, removal, resignation or death of whose designee or nominee created the vacancy.

Section 5.7 Approval Required. Notwithstanding anything in this Agreement to the contrary, for so long as the C&W Member satisfies the Threshold Ownership Test, the Company shall not take any of the following actions without the prior written consent of at least one C&W Manager (not to be unreasonably withheld with respect to subsections (g), (h), (p), (t), (v), (w) and (x) of this Section 5.7):

(a) the withdrawal of any Class A Member;

(b) any merger, consolidation, or other business combination of the Company that (i) results in the Greystone Member ceasing to control the Board or the Board ceasing to control the Company or the Greystone Select I Business (except, for the avoidance of doubt, to the extent the C&W Member is the party entitled to exercise control), (ii) involves a Direct Competitor of the C&W Member or (iii) causes the C&W Member to hold less than the Threshold Amount;

(c) any sale in any Fiscal Year (whether in one transaction or a series of related transactions) of (i) any line of business of the Greystone Select I Business that has annual revenues in excess of $30,000,000, (ii) any of the Greystone Select I Entities servicing and/or special servicing rights for an aggregate sale price that exceeds $25,000,000 or (iii) any other assets that are material to the operation of the Greystone Select I Business, for an aggregate sale price that exceeds $50,000,000; provided however, upon and following the occurrence of a SR Trigger Event, the dollar threshold referenced in this subclause (iii) shall be reduced to $25,000,000.

(d) any acquisition (in one transaction or a series of related transactions) in any Fiscal Year, by merger, purchase of assets or equity or otherwise, by the Greystone Select I Business (other than as relates to whole loans, participation in whole loans, securitized loans or loan servicing rights, in whatever form) that (i) involves an aggregate purchase price that exceeds the Acquisition Threshold, or (ii) that involves a Direct Competitor of the C&W Member;

(e) any underwritten initial public offering pursuant to a registration statement filed in accordance with the Securities Act or any non-U.S. exchange or regulatory authority, or listing rules or regulations;

(f) the authorization, issuance, sale or disposition by the Company of any Units or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company, but excluding any issuance of Exempted Securities;

(g) the engagement by the Greystone Select I Business with respect to any new material business other than any line of business that the Greystone Select I Business engages with or plans to engage with as of the date hereof;

(h) discontinuance or winding down by the Company of any line of business that Greystone Select I Business engages with or plans to engage with as of the date hereof;

(i) other than in the Ordinary Course of Business with respect to a non-operational special purpose entity, the dissolution, liquidation or winding up of the Company or any Greystone Select I Entity or the commencement of a voluntary proceeding seeking reorganization or other similar relief for the Company, Greystone Select I or any other Greystone Select I Entity;

(j) the incurrence, issuance, assumption, guarantee, increase or refinancing of any Corporate Debt of the Greystone Select I Entities in an amount in excess of four and one half times (4.5x) the trailing twelve month Adjusted EBITDA of the Greystone Select I Entities calculated on a quarterly basis; for purposes hereof “Adjusted EBITDA” means net income before income tax expense or benefit, interest expense on Corporate Debt, and amortization and depreciation, adjusted for (i) provision for credit losses net of write-offs, (ii) gains attributable to mortgage servicing rights, (iii) the fair value adjustment of mortgage servicing rights, (iv) the fair value adjustment on interest rate swaps, and (v) significant nonrecurring items and for purposes of this subsection the term “Corporate Debt” shall mean the types of corporate debt obligations of the Greystone Select I Entities as are consistent with those set forth on Annex B to the Contribution Agreement as calculated consistent with how Corporate Debt obligations are calculated in the Contribution Agreement;

(k) subject to the Company’s rights to make certain amendments as expressly provided for elsewhere in this Agreement, including in connection with transfers otherwise permitted pursuant to this Agreement and pursuant to Section 9.8 for the purposes of implementing an issuance pursuant to the Exception Basket or a Permitted Minority Sale, the amendment, restatement, modification or waiver of this Agreement or the constituent or organizational documents of the Company, to the extent such amendment, restatement, modification or waiver is material and adverse to the C&W Member, including in respect of its economic or contractual rights hereunder (provided, that any amendment to Section 2.10, Section 2.11, Article IV, Article V, Article VI, Article VII, Section 8.1, Section 8.3, Article IX, Article X, Article XI, Article XII, Section 13.2, Section 13.8, Section 13.9, Section 13.20 and the defined terms referenced therein, shall be considered material and adverse to the C&W Member);

(l) the approval of any Approved Equity Compensation Plan with respect to the Greystone Select I Business or any amendment thereto that provides for, or would increase, the Class A Units allocated to all such plans to exceed 10% of the aggregate Class A Units as the date hereof; provided that following any such approval, grants made under and in accordance with the terms of any such plan or amendment approved in accordance with this clause (l) shall only require the Majority Vote of the Board (and shall not require the affirmative vote or consent of a C&W Manager) and the Board (by Majority Vote) may authorize exceptions to any rights or impose additional obligations on any applicable grantee with respect to such grants.

(m) any change in the number of, or method of designating, Managers on the Board, except if following such change, the result is a proportional representation of the C&W Member and the Greystone Member as of immediately prior to such change;

(n) removal of the existing CEO of the Company or the appointment of a successor CEO of the Company; provided, however, upon and following the occurrence of a SR Trigger Event, the Company shall not remove any Senior Management of the Company or any of the Greystone Select I Entities or appoint any successors thereto, without the prior written consent of at least one C&W Manager; for purposes hereof, “Senior Management” means the chief executive officer, chief financial officer and chief operating officer at the Company or any Greystone Select I Entity, and any other positions at the Company or any Greystone Select I Entity that require approval from an outside counter-party or GSE;

(o) any distribution to the Class A Members other than in accordance with the distribution provisions set forth in this Agreement;

(p) (i) any settlement of a claim naming the Company where the settlement amount is in excess of $500,000 or (ii) any settlement of a claim naming the Company or any of its direct or indirect Subsidiaries where the settlement terms would create adverse tax or regulatory restrictions on the C&W Member;

(q) unless required by Law or a change in GAAP, making any tax election, allocation, or decision that could reasonably be expected to have a disproportionate and adverse effect on the C&W Member or its Affiliates;

(r) other than with respect to the Exempted Securities, the issuance of additional Class A Units in exchange for consideration other than cash or services;

(s) the issuance of Units or Equity Securities that are senior in priority to the Class A Units or Class B Units held by the Members;

(t) any Annual Budget that (i) includes an increase of expenses, which expenses shall also consist of the Allocation for the Greystone Select I Business (as defined in Schedule 4.4—Shared Services Allocation Methodology) of up to 20% of the prior year’s actual expenses (provided that the percentage increase in expenses is greater than the percentage increase in revenue over prior year’s actual revenue) or (ii) includes an increase of expenses greater than 20% of the prior year’s actual expenses; provided however that, upon and following the occurrence of a SR Trigger Event, the prior written consent of at least one C&W Member shall be required for any Annual Budget that includes an increase of expenses greater than 10% of the prior year’s actual expenses, other than increases that are proportional to projected revenue increases that are greater than 10% of the previous year’s revenue;

(u) the entry into any joint venture by the Greystone Select I Entities other than a Bona Fide Joint Venture;

(v) the entry into or amendment, waiver or modification of any Related-Party Transaction or any amendment, waiver or modification to the Shared Services/Cost Sharing Methodology other than (A) any of the foregoing with respect to customary commercial agreements by and among the Company’s Affiliates, the Greystone Select I Entities or the Greystone Select II Entities on customary and established market terms in accordance with the Company’s internal policies and procedures; (B) distributions to Members made in accordance with the distribution provisions set forth in this Agreement; and (C) as expressly permitted by and made in accordance with any of the following sections: Section 2.8(b) (Powers of the Company), Section 2.10 (Admission of New Members and Transferees), Section 4.3 (Additional Units), Section 4.5 (Additional Funding), Section 5.12 (Reimbursements), Section 6.5 (Tax Decisions), Article IX (Transfer of Units), Article X (Dissolution, Liquidation and Termination), Article XI (Liability and Indemnification), Section 12.1 (Right to Purchase New Securities), and Section 13.20 (Indemnification);

(w) the removal of the Auditors and the appointment of any auditor other than the Auditors;

(x) the adoption of, amendment to or abandonment of any name or brand used by the Company or the Greystone Select I Business other than in the Ordinary Course of Business; or

(y) repurchasing or redeeming Equity Securities in the Company other than on a pro rata basis, except with respect to the Exempted Securities and subject to Section 4.8.

For the avoidance of doubt, in the event that the C&W Member or any of its Affiliates Competes with the Greystone Select I Business, the requirement for the prior written consent of at least one C&W Manager set forth in clauses (b)-(e), (g), (h), (j), (m)-(p) and (t)-(x) of Section 5.7 shall no longer apply to any action and such actions shall only require a Majority Vote of the Board and for any other matter for which the approval or consent of a C&W Manager or the C&W Member is needed such approval or consent may not be unreasonably withheld, conditioned or delayed by such C&W Manager or C&W Member.

Following a Change of Control Event, for so long as the Greystone Member satisfies the Threshold Ownership Test (i) the consent rights set forth in this Section 5.7 shall apply to the Greystone

Manager (rather than the C&W Manager), the references in such Section 5.7 to any affect, cause or restriction on such C&W Member shall instead refer to the Greystone Member and each action set forth in this Section 5.7 shall, instead of requiring the prior written consent of at least one C&W Manager, shall require the prior written consent of at least one Greystone Manager (not to be unreasonably withheld with respect to subsections (g), (h), (p), (t), (v), (w) and (x) of this Section 5.7), and (ii) Sections 9.4 (Right of First Refusal), Section 9.5 (Right of Co-Sale), Section 9.6 (Drag-Along Right), and Section 12.1 (Right to Purchase New Securities) to the extent they protect or restrict the C&W Member as a minority investor, shall apply to the Greystone Member (rather than the C&W Member). Notwithstanding the foregoing, following a Change of Control Event, in the event the Greystone Member or any of its Affiliates Competes with the Greystone Select I Business, the requirement for the prior written consent of at least one Greystone Manager set forth in clauses (b)-(e), (g), (h), (j), (m)-(p) and (t)-(x) of Section 5.7 shall no longer apply to any action and such actions shall only require a Majority Vote of the Board and for any other matter for which the approval or consent of a Greystone Manager or the Greystone Member is needed such approval or consent may not be unreasonably withheld, conditioned or delayed by such Greystone Manager or Greystone Member.

For the avoidance of doubt, in no event shall the consent rights set forth in this Section 5.7 prevent any action of, or otherwise limit any action available to, any Greystone Select II Entity or the Greystone Select II Business, other than as explicitly set forth in Section 5.7(b)(ii) or Section 5.7(p)(ii). In addition, in the event that, at any time, the Greystone Member owns 100% of the issued and outstanding Class B Units or the C&W Member no longer owns any of the issued and outstanding Class B Units, all restrictions with respect to the Select II Business, the Select II Entities and the Class B Units set forth herein shall cease to be enforceable other than the restrictions and obligations set forth in Section 4.4(d), Section 5.2(d) and Section 13.20.

Section 5.8 Committees of the Board.

(a) Subject to Section 5.8(d), the Board may, by Majority Vote, designate one or more committees. Any such designated committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Company as may be provided in such resolution.

(b) Any committee designated in accordance with this Section 5.8 shall choose its own Chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such committee. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present at any meeting at which a quorum is present shall be necessary for the adoption of any resolution.

(c) Subject to Section 5.8(d), the Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Manager to act at the meeting in the place of the absent or disqualified member.

(d) Select II Executive Committee. Notwithstanding anything to the contrary herein, the Company and the Board hereby irrevocably establish the “Select II Executive Committee.” The Select II Executive Committee shall manage the business and affairs of Greystone Select II and the Greystone Select II Business. The Select II Executive Committee shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of such committee, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the Laws of the State of Delaware. Each member of Select II Executive Committee hereby shall act in the capacity of “manager” within the meaning of the Act with respect to Greystone Select II. Except as otherwise required by Law, approval of any action by the Select II Executive Committee in accordance with this Agreement shall constitute approval of such action by the Company. The size and members of Select II Executive Committee shall be designated by Greystone Member, in its sole and absolute discretion. This Section 5.8(d) may only be amended by the Greystone Member, in its sole and absolute discretion, provided that such amendment does not have an adverse impact on the C&W Member with respect to the Greystone Select I Business. The Select II Executive Committee shall not be permitted to authorize any actions in contravention of this Agreement.

Section 5.9 Action Without a Meeting. On any matter that is to be voted on, consented to or approved by the Members, Board or the Select II Executive Committee, either at a meeting or otherwise, the Member, Managers or applicable committee members, as the case may be, may take such action without a meeting, without prior notice and without a vote if consented to in writing or by Electronic Transmission by the Members, Managers or applicable committee members, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members, Managers or applicable committee members, as the case may be, entitled to vote thereon were present and voted. Written notice of the action to be taken without a meeting will be given by the Secretary of the Company to all Members, Managers or applicable committee members, as the case may be, at least two Business Days prior to the effectiveness of any such action.

Section 5.10 Electronic Meetings(a) . The Managers or members of a committee, as the case may be, may participate and act at any meeting through the use of a conference telephone, video-conference or other communications equipment by means of which all persons participating in the meeting can hear and be heard by each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 5.11 Conflicts of Interest; Confidentiality.

(a) No Manager or committee member, as the case may be, shall be disqualified from voting on, or shall be required to remove himself or herself from, the consideration of or voting on, any matter by reason of such Manager’s or committee member’s interest in such matter (it being understood that in approving or disapproving any matter, a Manager or committee member may act to protect the interest of such Manager or committee member, as a Manager or committee member, in each case, in any other capacity).

(b) Each Manager shall be bound by the confidentiality obligations contained in Section 12.4. The Company may require individual Managers to enter into agreements with the Company in accordance with this Agreement as a condition to serving on the Board.

Section 5.12 Reimbursements. The Company shall reimburse the Managers and committee members for any reasonable expenses incurred by the Managers or committee members on behalf of the Company upon presentation of written documentation therefor, in accordance with the Company’s standard reimbursement procedures.

Section 5.13 Officers.

(a) The Board may, from time to time, appoint one or more Persons to be officers of the Company (the “Officers”) or remove any Officer of the Company. Any Officer so appointed shall have such authority and perform such duties consistent with the title provided to such Officer. The Officers of the Company as of the Effective Date are listed on Schedule 5.13 hereto. Any number of offices may be held by the same Person. Each officer who holds the title of “Chief Executive Officer” (“CEO”), “Chief Financial Officer” (“CFO”), “Senior Vice President” or “Vice President,” acting alone, shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company, subject to Section 5.7 and Section 5.13(b). In each case, subject to Section 5.7 and Section 5.13(b), the execution and delivery of such contracts, agreements or other documents, or the taking of any actions in connection therewith, shall be conclusive evidence of the Company’s approval thereof, and no further approval by the Company shall be required. Each Officer shall hold office for the term for which such officer is appointed and until his or her successor shall be duly appointed and shall qualify, or until his or her death, resignation or removal by the Board as provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, the Members agree that, to the fullest extent permitted by law, the Members, Managers and Officers of the Company shall have no fiduciary or other duty to the Company or the Members; provided, that this Section 5.13 shall not (a) limit any Person’s obligation to comply with the express terms of this Agreement or any other agreement to which such Person is a party or (b) eliminate the implied contractual covenant of good faith and fair dealing.

(b) Unless otherwise agreed in writing between the Company, the C&W Member and such Officer, the Board may remove any Officer, with or without cause, at any time. Any Officer may resign at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c) The CEO shall be the principal executive officer of the Company. The CEO shall report and be responsible to the Board and to the Select II Executive Committee. The CEO shall be responsible for the hiring and firing assignment and supervision of all persons employed by or on behalf of the Company (for the avoidance of doubt, other than the CEO or any successor to the CEO, which shall be determined by the Board) and shall implement any policies adopted by the Board. Subject to Section 5.7, the Annual Budget, and the Board’s and the Greystone Select II Executive Committee’s general authority to exercise control of the Greystone Select I Business and the Greystone Select II Business (as applicable), the CEO shall be authorized to enter into contracts on behalf of the Company; to receive, deposit, disburse and account for the Company’s funds; to execute in the name of the Company, all bonds, contracts, deeds, leases, and other written instruments authorized either generally or specifically by the Board on behalf of the

Company; and to negotiate all material business transactions of the Company. The CEO shall only be subject to removal by the Board in accordance with Section 5.7.

Section 5.14 Reporting Restriction. Notwithstanding anything to the contrary herein, for so long as the C&W Member owns an interest in the Company such that the Company’s financial or operating results on a quarter by quarter basis or annual basis or the impact thereof on Cushman & Wakefield plc would need to be disclosed by Cushman & Wakefield plc in quarterly or annual reports filed with the Securities and Exchange Commission (as reasonably determined by the C&W Member), the Company shall not publicly issue financial statements or otherwise publicly disclose its financial or operating results for any quarter or year prior to the date that is one (1) Business Day following the date on which Cushman & Wakefield plc files its quarterly or annual reports for such quarter or year, respectively, with the Securities and Exchange Commission. For the avoidance of doubt, nothing in the foregoing or any other restriction on disclosure contained in this Agreement or the Contribution Agreement shall prohibit (i) disclosure of financial statements or financial or operating information pursuant to contractual requirements (including financing covenants) or obligations to Governmental Authorities or Governmental Authorities sponsored enterprise, as required by Law, or with respect to loan volume reporting and other customary presentation metrics in accordance with standard industry practice made in industry related publications and presentations or (ii) the Company from complying with its reporting obligations in Section 8.1(c) or Section 8.2.

Section 5.15 Determination of Retention Amounts for Greystone Select I. In determining the Available Cash from Greystone Select I, the Board shall determine amounts to be retained in accordance with the following procedures.

(a) Distribution Analysis and Recommendation. At least quarterly, and more frequently if requested by the CEO (as defined above in Section 5.13), the CFO (as defined above in Section 5.13) will prepare an analysis of Greystone Select I’s historical and projected taxable income and earnings, cash flow, and capital needs within the context of Greystone Select I’s overall business plans to determine whether a distribution would be appropriate at that time. Based on such analysis and review, the CEO and CFO shall prepare and present a report to the Board of their findings and, if declaration of an Excess Distribution (as defined below) is appropriate, recommend approval of an Excess Distribution to the Members. Payment of any Tax Distribution shall be subject to approval of the Board. Notwithstanding the foregoing, any and all payments made to the C&W Member or any Affiliates of the Greystone Member under the terms of that certain Trademark License Agreement by and between Cushman & Wakefield, Inc. and the Company dated as of the Effective Date shall be credited as Tax Distributions.

(b) Report and Recommendation to the Board. The CEO and CFO’s report to the Board will be supported by documentation provided to the Board prior to each request for Board approval. Each report to the Board will consider the need for: (1) Tax Distributions to Members which would be computed in accordance with Section 7.5(a) to allow Members to fund their respective income tax obligations associated with the estimated amounts of taxable net income to be attributable to Members, and (2) additional distributions under Section 7.1 (“Excess Distributions”) representing amounts distributed in excess of the computed Tax Distribution amounts. The documentation provided to the Board in support of any recommended distribution will include (but not be limited to):

(i) updated estimate of calendar year to date Greystone Select I taxable income;

(ii) updated estimate of full calendar year Greystone Select I taxable income;

(iii) computations of: (A) estimated year to date Tax Distributions based on estimated calendar year to date Greystone Select I taxable income and computed in accordance with the terms of Section 7.5(a), (B) the total amount of distributions paid to date (including Distributions designated as both Tax Distributions and Excess Distributions), and (C) the shortfall or excess of total distributions paid to date in comparison to the estimated year to date Tax Distributions computed in the report to the Board; and

(iv) Additional information to be provided may include, but may not be limited to: (A) cash availability for distributions from Greystone Select I operations; (B) evaluation of the projected impact of proposed distributions on covenant compliance, credit ratings, and similar credit-related items; (C) major projected cash inflows and outflows for Greystone Select I; and (D) any need to maintain reserves of capital to address unexpected cash and/orcapital needs of Greystone Select I in the future.

(c) Circumstances Under Which Members May Not Receive Distributions or May Receive Reduced Distributions. The Board may choose not to approve a Tax Distribution and/or recommend an Excess Distribution or may choose to recommend a lower distribution amount(s) at their discretion. Among the reasons why the Board may elect to take such action would be:

(i) cash flow from Greystone Select I operations is negative or considered to be lower than desired;

(ii) Greystone Select I is expected to report a net loss for the year or experience a substantial decline in earnings and/or taxable income;

(iii) capital adequacy metrics for Greystone Select I are considered less adequate than desired;

(iv) compliance with debt covenants and other requirements is reasonably expected to be at risk based on projections of future earnings, cash flow, investments and / or capital usage for Greystone Select I;

(v) a prohibition or limitation on distributions imposed by any Governmental Authority or Governmental Authority sponsored enterprise (e.g., Fannie Mae, Freddie Mac, the Federal Housing Administration of the US Department of Housing and Urban Development); and

(vi) any other extraordinary and/or non-recurring circumstances.

Section 5.16 Determination of Retention Amounts for Greystone Select II. In determining the Available Cash from Greystone Select II, amounts to be retained shall be identified in accordance with the procedures outlined in Section 5.15 with the following modifications: (A) all references to Greystone Select I shall be understood to mean Greystone Select II; (B) all references to the Board shall be understood to mean the Select II Executive Committee; and (C) all references to Section 7.5(a) shall be understood to mean Section 7.5(b).]

ARTICLE VI

ALLOCATIONS; TAX MATTERS

Section 6.1 Allocations of Net Profits and Net Loss. After giving effect to the special allocations set forth in Sections 6.2 and 6.3, Net Profits for any Fiscal Year shall be allocated to the Members as follows:

(a) Net Profits and Net Losses from Greystone Select I shall be allocated to the Members in accordance with their Class A Percentage Interests; and

(b) Net Profits and Net Losses from Greystone Select II shall be allocated to the Members in accordance with their Class B Percentage Interests.

Notwithstanding the foregoing, allocations of Net Profits shall be decreased and Net Losses increased (as applicable) so as to take into account any reduction in the amount of any distributions that would otherwise be payable to the C&W Member pursuant to Section 7.1(b).

Such allocations shall appropriately take into account the differing character of items of income, gain, loss, expense and deduction included in the calculation of the different categories of proceeds distributed or distributable to the Members.

Section 6.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Company Minimum Gain will be calculated separately for Greystone Select I and Greystone Select II.

(b) Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Member Nonrecourse Debt Minimum Gain will be calculated separately for Greystone Select I and Greystone Select II.

(c) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit Adjusted Capital Account Balance of the Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that the Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in the Agreement.

(d) In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(c) and this Section 6.2(d) were not in the Agreement.

(e) Nonrecourse Deductions will be separately calculated for Greystone Select I and Greystone Select II. Nonrecourse Deductions for Greystone Select I for any Fiscal Year shall be specially allocated to the Members in proportion to their Class A Percentage Interests. Nonrecourse Deductions for Greystone Select II for any Fiscal Year shall be specially allocated to the Members in proportion to their Class B Percentage Interests.

(f) Any Member Nonrecourse Deductions will be separately calculated for Greystone Select I and Greystone Select II. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 6.3 Curative Allocations. The allocations set forth in Section 6.2(a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Greystone Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account Balance is, to the extent possible, equal to the Adjusted Capital Account Balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article VI without regard to the Regulatory Allocations. In exercising its discretion under this Section 6.3, Greystone Member shall take into account future Regulatory Allocations under Section 6.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.2.

Section 6.4 Tax Allocations.

(a) In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members (i) with respect to the Greystone Contributed Entities (as defined in the Contribution Agreement) as of the Effective Date using the “traditional method” as defined in Regulations Section 1.704-3(b), and (ii) with respect to any subsequently contributed assets by the Members not described in the foregoing clause (i), using any permissible method chosen by the Board, in each case so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).

(b) In the event the Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital

Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(d) Except as otherwise provided in this Agreement, all items of Company gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for U.S. federal income tax purposes in the same proportions as they share Net Profits or Net Losses, or amounts specially allocated pursuant to Section 6.2 or Section 6.3 hereof, as the case may be, for the Fiscal Year; provided that all such items relating to the Greystone Select I Business shall be allocated among the Class A Members and all such items relating to the Greystone Select II Business shall be allocated among the Class B Members.

Section 6.5 Tax Decisions.

(a) The Greystone Member (or its designee) shall be the “partnership representative” of the Company within the meaning of Section 6223(a) of the Partnership Tax Audit Rules (the “Partnership Representative”), and if a Designated Individual is required to be appointed under the Partnership Tax Audit Rules, the Greystone Member shall designate the individual to serve as the Designated Individual. In accordance with the Partnership Tax Audit Rules and to the extent provided therein, the Greystone Member shall have the authority to remove and replace each of the Partnership Representative and the Designated Individual for the Company and designate such Person’s successor. Subject to the remainder of this Section 6.5, to the extent the Greystone Member deems necessary and to the extent permitted by applicable law, each Member shall take all actions required to cause such designations and removals to be effective under the Partnership Tax Audit Rules. Each Member shall, on reasonable request, provide to the Partnership Representative any information or documents necessary or helpful to the conduct of an audit or other tax proceeding relating to the Company. The Partnership Representative shall, within 10 days of the receipt of any notice, agreement with, or any other communication with the IRS (or any other U.S. federal, state, or local taxing authority) relating to the determination of any item of income, gain, loss, deduction, or credit with respect to the Company, send (electronically or by mail) a copy of such notice to each Member, and shall include a summary of the provisions thereof. In addition, the Partnership Representative shall keep each Member promptly informed of any such tax matters to which this Section 6.5 applies. Notwithstanding anything else, a Member shall be permitted to make any filing inconsistent with a filing made by Company to the extent such Member is advised by its tax advisors that such inconsistent filing is, at a “more likely than not” or higher standard of confidence, required by law.

(b) Except as provided in this Agreement, the Partnership Representative and the Designated Individual shall have the power and authority granted to each in such capacities under the Partnership Tax Audit Rules, and each shall exercise (and the Designated Individual, if any, shall cause the Partnership Representative to exercise) such power and authority in a reasonable manner, consistent with this Agreement. Without limiting the generality of the foregoing, the Partnership Representative and the Designated Individual, individually or on behalf of the Partnership Representative, may (but shall not be required to) take any of the following actions, in each case subject to the prior written consent of the C&W Member (not to be unreasonably withheld, conditioned, or delayed):

(i) enter into any agreement with the IRS to extend the period for assessing any U.S. federal income tax that is attributable to any item that may be the subject of an audit of a U.S. federal income tax return of the Company;

(ii) engage accountants, Legal Counsel, or experts to assist the Partnership Representative and the Designated Individual in discharging their duties hereunder at the expense of the Company;

(iii) settle or resolve any tax audit, examination, or proceeding or agree to a notice of final partnership adjustment with respect to any tax return with the IRS concerning the adjustment of any Company item;

(iv) commence or settle any Tax Court case or other judicial or administrative proceeding with respect to any Company tax return;

(v) make the election provided in Section 6226 of the Partnership Tax Audit Rules with respect to an “imputed underpayment” described in Section 6225(b) of the Partnership Tax Audit Rules; and

(vi) take any action pursuant to the Partnership Tax Audit Rules that might reasonably be expected to require the C&W Member (or any of its beneficial owners) to file any amended tax return.

(c) The Greystone Member may make an election in accordance with Section 754 of the Code, so as to adjust the basis of property of the Company in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of an interest in the Company within the meaning of Section 743 of the Code. Each of the Members shall supply the information necessary to give effect to the election.

(d) It is the intention of the parties hereto that the Company be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes, and the provisions of this Agreement will be interpreted in a manner consistent with the intention. No election will be filed with the IRS (or the tax authorities of any State) to have the Company taxable other than as a partnership for income tax purposes without the prior consent of the Greystone Member and the consent of each Member.

(e) In the event that the Company is liable for taxes, including interest and penalties with respect to any adjustment resulting from an income tax audit of the Company, the Members or Former Members of the Company shall indemnify and hold the Company harmless from any such taxes, interest and penalties solely to the extent of their interest in the applicable Class of interests in the Company (and respective liability as a result thereof), as determined in good faith by the Partnership Representative, with respect to the year under audit. Payment by each Member of any amount that it owes under this Section 6.5(e) shall be made within thirty (30) days following written notice from the Partnership Representative; provided, that the Company shall be entitled to withhold from and offset any amounts distributable to a Member to the extent of any obligation under this Section 6.5(e) (and any amounts that are so withheld shall, for purposes of this Agreement, be treated as though they had been distributed to such Member). The obligations of each Member under this Section 6.5(e) shall survive, notwithstanding the termination or dissolution of the Company, such Member’s Transfer of its Units, or the withdrawal by such Member from the Company. Notwithstanding anything to the contrary herein, neither the Partnership Representative nor any Member shall cause the Company or any of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes, to make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply at any earlier date than is required by Law or otherwise elect to have any Taxes imposed upon the Company or any such Subsidiary in lieu of such Taxes being imposed upon the members of such Company and/or Subsidiary (as applicable). With respect to any tax period ending on or prior to the Effective Date in which the Partnership Tax Audit Rules apply to the Company or any of its Subsidiaries, unless otherwise agreed in writing by C&W Member, notwithstanding anything herein to the contrary, the Company and/or applicable Subsidiary shall, to the extent permitted under applicable Law, make the election under Section 6226(a) of the Code with respect to the alternative to the payment of any imputed underpayment by the Company (and/or applicable Subsidiary) and the parties hereto shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(f) The Company shall use commercially reasonable efforts to cause any future investment made by the Company or any Greystone Select I Entity or Greystone Select II Entity (including any such investment made through an intermediate holding entity that is customarily viewed as fiscally transparent for applicable Tax purposes) in a non-US jurisdiction to be structured in a manner to avoid causing the C&W Member (or a direct or indirect owner thereof), solely as a result of the C&W Member’s interest in the Company, to be required either (i) to file an income Tax Return in such jurisdiction (other than in connection with an application for a refund or exemption of withholding or similar taxes, compliance with Sections 1471 through 1472 of the Code or any similar foreign account reporting requirements, or any Tax Return in the nature of a certification of identity or similar return) or (ii) to directly pay income tax in such jurisdiction based on the Company’s net income (other than, for the avoidance of doubt, any withholding or similar taxes on income from the Company).

(g) The Company shall use its commercially reasonable efforts to ensure that each Greystone Select I Entity or subsequent investment by the Company that is organized outside of the United States, if any, complies with any requirements of Sections 1471 or 1472 of the Code (including those set forth in Section 1471(b)(1) of the Code) that are necessary to avoid the imposition of withholding Taxes pursuant to Section 1471(a) or Section 1472(a) of the Code on “withholdable payments” within the meaning of Section 1473(l) of the Code made to entity, except with respect to the interest of any “recalcitrant account holders” or non-compliant “foreign financial institutions” (within the meaning of Section 1471(d) of the Code), in which case the Company shall use or shall cause the applicable entity to use commercially reasonable efforts to ensure that the applicable withholding Taxes will be directly or indirectly allocated, to the maximum extent possible, to such recalcitrant account holders or non-compliant foreign financial institutions.

(h) In the event that the Company, any Greystone Select I Entity, or any other investment made by the Company (each, a “Company Entity”) incurs any liability attributable to a beneficial owner (or former beneficial owner) of a Company Entity’s participation in any fee reduction arrangement (together with any costs of defending any audit and any related administrative or judicial proceeding, in each case, to the extent solely related to such fee reduction arrangement), the Company shall cause such liability to be borne only by those Persons participating in the applicable fee reduction arrangement in proportion to their respective participations in such fee reduction arrangement. If the C&W Member (or its beneficial owners) incurs any direct liability attributable to a Company Entity’s participation in any such fee reduction arrangement (including any reduction in or delay in receiving distributions) in which the C&W Member does not participate, the Company shall fully indemnify the C&W Member (or its beneficial owners) and its Affiliates and hold them harmless from and against any and all Losses attributable to such Person’s participation in such fee reduction arrangement (consistent with the principle of Section 6.2(a) of the Contribution Agreement). For the avoidance of doubt, the C&W Member shall not be treated as participating in a fee reduction arrangement by reason of acquiring any interests in the Company pursuant to this Agreement (even if such interests were originally funded by way of a fee reduction arrangement).

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions; Section 6.2(d) Contribution.

(a) Except as otherwise provided in this Article VII, the Company shall make cash distributions from Available Cash from Greystone Select I to each Class A Member, pro rata in accordance with their respective Class A Percentage Interests, quarterly within 15 days of January 1, April 1, July 1 and December 31 of each Fiscal Year and at such other times as the Board may determine in accordance with the distribution rules set forth herein. Except as otherwise provided in this Article VII, the Company shall make cash distributions from Available Cash from Greystone Select II to each Class B Member, pro rata in accordance with their respective Class B Percentage Interests, at such times as the Select II Executive Committee may determine.

(b) Notwithstanding anything to the contrary herein, the Company may (i) reduce the amount of any distribution that would otherwise be payable to the C&W Member pursuant to Section 7.1(a) or Section 7.5 by the amount of any royalty paid by the Company or Affiliate of the Company to the C&W Member or any Affiliate of the C&W Member in connection with any trademark licensing arrangement. Any amount so withheld and paid shall be treated as a distribution to the C&W Member for all purposes hereunder. An example of this calculation is included as Schedule 7.1(b) to this Agreement.

(c) Subject only to any then applicable limitations thereon set forth in Section 5.7 and Section 13.20 of this Agreement, Article 6 of the Contribution Agreement and the Act, the Company shall not be restricted from using the Contribution Amount (as defined in the Contribution Agreement) at its discretion for the benefit of Greystone Select I, Greystone Select II or distributing all or any portion of such amount to the Greystone Member, in each case, at such times as the Select II Executive Committee may determine. For the avoidance of doubt, no Units will be issued in connection with the Company’s use of the Contribution Amount for the benefit of Greystone Select I or Greystone Select II.

(d) The Greystone Member shall promptly contribute to the Company any indemnification payments payable pursuant to Section 6.2(d)(i) of the Contribution Agreement. For the avoidance of doubt, all payments made under this Section 7.1(d), and any amounts paid under the R&W Insurance Policy, shall constitute (x) a reduction in the C&W Member’s Contribution Amount (as defined in the Contribution Agreement), and (y) an increase in the value of the Greystone Contributed Entities (as defined in the Contribution Agreement) by the Greystone Member, in each case for all applicable Tax purposes, unless otherwise required by applicable Law. Notwithstanding the foregoing, any payments made under this Section 7.1(d) shall not affect the amount of the outstanding Units, the Class A Percentage Interests, the Class B Percentage Interests, nor shall any such payments affect the Greystone Member’s or C&W Member’s entitlement to distributions under this Article VII.

Section 7.2 Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section 10.4.

Section 7.3 Distribution Rules.

(a) All amounts required to be withheld pursuant to the Code or any provision of any federal, state, local or foreign tax Law with respect to any payment, distribution or allocation by the Company to one or more Members shall be treated as amounts distributed to such Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized and directed to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign Law and shall allocate such amounts to those Members with respect to which such amounts were withheld. Promptly upon learning of any requirement under any provision of the Code or any other applicable Law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if reasonably practicable and if requested by such Member, shall cooperate with such Member, at such Member’s expense, in all lawful respects to minimize or to eliminate any such withholding or payment.

(b) A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Act.

Section 7.4 Limitations on Distribution. Notwithstanding anything in this Agreement to the contrary, the Company shall not make a distribution (including a Tax Distribution) to any Member on account of its Units if such distribution would violate Section 18 607 of the Act or other applicable Law.

Section 7.5 Tax Distributions.

(a) Subject to Section 5.15, after the end of each quarter of the Fiscal Year, to the extent of Available Cash from Greystone Select I, the Company shall distribute to each Class A Member an amount (a “Tax Distribution”) by which (a) United States federal, state and local income taxes that would be payable by a Class A Member who is an individual resident of New

York City who pays tax at the highest aggregate marginal tax rates (taking into account the deductibility of state and local income taxes, subject to any limitations on such deductibility) with respect to the income of the Company allocated to such Class A Member (treating all such income as ordinary income regardless of the character of such income and treating such income as being generated within New York City) for the Fiscal Year of the Company ending in such year and for all prior Fiscal Years, and after giving effect to all deductions and losses of the Company allocated to such Class A Member for such Fiscal Year and prior Fiscal Years, if applicable, exceeds (b) all amounts previously distributed (or deemed distributed) to such Class A Member in respect of its Class A Units pursuant to this Agreement. If Available Cash from Greystone Select I is not sufficient to pay the entire amount of the Tax Distributions to Class A Members in any year, Available Cash from Greystone Select I shall be distributed pro rata among the Class A Members based on the Tax Distributions they would have received if Available Cash from Greystone Select I was sufficient. In addition, each year, in the calendar quarter in which Schedule K-1s are issued to each Member, a calculation will be performed to determine the difference between a) the total cumulative amount of Tax Distributions actually distributed in the taxable periods covered by the Schedule K-1s received to date and b) the total cumulative amount of Tax Distributions calculated as payable based on the actual Schedule K-1 data compiled for the applicable taxable periods to date. The difference resulting from this calculation will be applied to the following Tax Distribution thereby completing a true up of the actual cumulative Tax Distributions to the Tax Distributions based on the Members’ Schedule K-1 data.

(b) Subject to Section 5.16, after the end of each quarter of the Fiscal Year, to the extent of Available Cash from Greystone Select II, the Company shall distribute to each Class B Member a Tax Distribution by which (a) United States federal, state and local income taxes that would be payable by a Class B Member who is an individual resident of New York City who pays tax at the highest aggregate marginal tax rates (taking into account the deductibility of state and local income taxes, subject to any limitations on such deductibility) with respect to the income of the Company allocated to such Class B Member (treating all such income as ordinary income regardless of the character of such income and treating such income as being generated within New York City) for the Fiscal Year of the Company ending in such year and for all prior Fiscal Years, and after giving effect to all deductions and losses of the Company allocated to such Class B Member for such Fiscal Year and prior Fiscal Years, if applicable, exceeds (b) all amounts previously distributed (or deemed distributed) to such Class B Member in respect of its Class B Units pursuant to this Agreement. If Available Cash from Greystone Select II is not sufficient to pay the entire amount of the Tax Distributions to Class B Members in any year, Available Cash from Greystone Select II shall be distributed pro rata among the Class B Members based on the Tax Distributions they would have received if Available Cash from Greystone Select II was sufficient. In addition, each year, in the calendar quarter in which Schedule K-1s are issued to each Member, a calculation will be performed to determine the difference between a) the total cumulative amount of Tax Distributions actually distributed in the taxable periods covered by the Schedule K-1s received to date and b) the total cumulative amount of Tax Distributions calculated as payable based on the actual Schedule K-1 data compiled for the applicable taxable periods to date. The difference resulting from this calculation will be applied to the following Tax Distribution thereby completing a true up of the actual cumulative Tax Distributions to the Tax Distributions based on the Members’ Schedule K-1 data.

(c) Notwithstanding anything to the contrary herein, (i) each Tax Distribution made to a Class A Member or a Class B Member (as applicable) pursuant to this Section 7.5 shall be treated as an advance to such Class A Member or Class B Member (as applicable) of amounts to which they are otherwise entitled under pursuant to Section 7.1, and shall reduce the amount of any other distributions to such Class A Member or Class B Member (as applicable) pursuant to Section 7.1 and (ii) solely for purposes of this Section 7.5, the aggregate amount of all taxable income of the Company allocated to each such Class A Member or Class B Member (as applicable) in respect of such quarter for such Fiscal Year shall be determined (x) without regard to adjustments under Section 743(b) of the Code and (y) with regard to any income or gain specially allocated to any Class A Member or Class B Member (as applicable) under Section 704(c) of the Code (including any increases in any such 704(c) gain), provided that if the proportion of any Tax Distributions otherwise to be made to a Member would, as a result of application of Section 7.5(c)(ii)(y), exceed its Class A Percentage Interest or Class B Percentage Interest, as applicable, of all applicable Tax Distributions, additional Tax Distributions shall be made to each other Member such that each Member receives Tax Distributions in proportion to its Class A Percentage Interest or Class B Percentage Interest (as applicable).

(d) The Company shall not be required to make any Tax Distribution to the extent and for so long as the Company is prohibited from making such Tax Distribution by applicable Law or if the Board otherwise restricts the making of any such Tax Distribution pursuant to Sections 5.15 or 5.16 of this Agreement.

ARTICLE VIII

BOOKS AND RECORDS; FINANCIAL STATEMENTS

Section 8.1 Books and Records; Financial Statements.

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Greystone Select I Entities and the Greystone Select II Entities that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Greystone Select I Business and the Greystone Select II Business in accordance with GAAP consistently applied, and, to the extent not inconsistent therewith, in accordance with this Agreement. The books of account and the records of Greystone Select I shall be audited as of the end of each Fiscal Year by RSM US LLP or another firm of independent certified public accountants selected by the Board (the “Auditors”).

(b) Any Class A Member shall have the right at all reasonable times, and upon reasonable advance written notice, during normal business hours and in a manner not to interrupt the normal business operations of the Company or any Subsidiary, to audit, examine and/or make copies of or extracts from the books, records and accounts of the Company, the Greystone Select I Entities and the Greystone Select II Entities for any reasonable purpose (including for the purposes of verifying compliance with Section 4.4(d)), but subject to the confidentiality restrictions set forth herein. Such right (and the information and access rights below in this Section 8.1(b)) may be exercised through any agent, independent public accountant, or other representative designated by the Class A Member provided that such agent, independent public accountant or other representative either (x) is bound by confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement, (y) is subject to a professional duty of confidentiality, or (z) enters into a customary access letter reasonably satisfactory to the Company. The Class A Member shall bear all expenses incurred in any examination made for the Class A Member’s benefit. In addition to the foregoing, the Company shall use its commercially reasonable efforts, at the expense of the requesting Member if third party expenses are incurred in responding to such request, (i) to make available to the C&W Member and its agents relevant personnel of the Greystone Select I Entities, the Greystone Select II Entities, the Greystone Member and their respective Affiliates, upon the C&W Member’s reasonable request, for discussion in a reasonable manner during normal business hours; (ii) to cause the Greystone Select I Entities, the Greystone Select II Entities, the Greystone Member and their respective Affiliates to respond to reasonable ad hoc information requests from the C&W Member or the Company and (iii) following a Change of Control Event, (x) to make available to the Greystone Member and its agents relevant personnel of the Company, the Greystone Select I Entities, the C&W Member and their respective Affiliates upon the Greystone Member’s reasonable request for discussion in a reasonable manner during normal business hours, and (y) to cause the Greystone Select I Entities, the C&W Member and their respective Affiliates to respond to reasonable ad hoc information requests from the Greystone Member or the Company.

(c) The following financial information shall be transmitted by the Company to each Class A Member at the times hereinafter set forth:

(i) As soon as available, and in any event within 120 days after the close of the 2021 Fiscal Year and thereafter within 90 days after the close of each Fiscal Year, the following financial statements, audited by the Auditors:

(A) The statement of income of the Greystone Select I Business as of the close of such Fiscal Year;

(B) the balance sheet of the Greystone Select I Business as of the close of such Fiscal Year;

(C) a statement of the Greystone Select I Business’s cash flows for such Fiscal Year;

(D) a statement of equity for the Greystone Select I Business as of the close of such Fiscal Year;

(E) a list of all Officers that resigned in such Fiscal Year; and

(ii) As soon as available, and in any event within 90 days after the close of the 2022 Fiscal Year an annual reconciliation of items A-D from US GAAP to IFRS.

(iii) In connection with the foregoing, the Company will, at the C&W Member’s sole expense, instruct the Auditors to prepare an annual reconciliation of items A-D from US GAAP to IFRS and cooperate with the Auditors in preparation thereof.

(iv) As soon as practicable and in any event within 30 days following the end of each calendar month, balance sheets of the Greystone Select I Business as of the end of such calendar month and a statement of income for the period for such calendar month and for the prior year comparable calendar month of the Greystone Select I Business’s activities in the form to be approved by the Board, including a Greystone Manager and a C&W Manager.

(d) As soon as available, and in any event within 120 days after the close of the 2021 Fiscal Year, a post-closing stub audit report including a full set of audited statements and footnotes solely for the period from the Effective Date until the close of the 2021 Fiscal Year (i.e. audit of beginning balance sheet at the Effective Date and the income statement, cash flows, statement of equity, footnotes pertaining to the period from the Effective Date until the close of the 2021 Fiscal Year) which shall include the following supplemental schedules after the footnotes: (1) a reconciliation of the balance sheet as of the Effective Date to the balance sheet as of the Effective Date pro forma, adjusted to reflect all of the transfers of entities, assets and liabilities occurring on or around the Effective Date and (2) a reconciliation of the Year-to-Date 2021 Pre-Closing income statement to the Year-to-Date 2021 Pre-Closing income statement pro forma adjusted to reflect all of the transfers of entities, assets and liabilities associated occurring on or around the Effective Date.

(e) As soon as available, and in any event within 25 days after the Effective Date, a preliminary Year-to-Date 2021 Pre-Closing income statement pro forma, adjusted to reflect all of the transfers of entities, assets and liabilities occurring on or around the Effective Date, using the best estimates available to the Company’s management at the applicable time.

(i) As soon as available, and in any event within 50 days after the Effective Date, a balance sheet as of the Closing Date pro forma adjusted to reflect all of the transfers of entities, assets and liabilities occurring on or around the Effective Date.

(ii) During Board meetings or through agenda items: (A) material litigation or material governmental or regulatory investigations involving the Greystone Select I Business, (B) events which could give rise to reputational risk involving the Greystone Select I Business, any Key Executive, or any other executive or senior business leader of the Greystone Select I Business and (C) resignation or termination of any Key Executive or other executive or senior business leader of the Greystone Select I Business.

(f) Each Member shall provide to the Company upon request tax basis information about assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns.

Section 8.2 Reporting Requirements. The Company shall furnish or cause to be furnished to each Member by the earlier of 15 days before the filing of the Company’s federal tax return (Federal Form 1065) or 15 days before the due date (with extensions of the Company’s Federal Form 1065, a copy of Schedule K-1 of Federal Form 1065 reporting the applicable Member’s allocable share of Net Profits, Net Losses, and other items of income, gain, deduction or loss for such Fiscal Year, a copy of the Member’s capital account rollforward, a copy of all state Schedule K-1s, and a copy of state apportionment workpapers, and, the Company and the

Greystone Select I Entities and the Greystone Select II Entities, shall furnish or cause to be furnished to each Member such additional information as such Member may reasonably request from time to time.

Section 8.3 Forfeiture of Information. Notwithstanding anything to the contrary herein, prior to a Change of Control Event, in the event that the C&W Member or any of its Affiliates Competes with any Greystone Select I Entity, or after a Change of Control Event, in the event the Greystone Member or any of its Affiliates Competes with any Greystone Select I Entity, the competing Member shall immediately thereafter only be entitled to (i) such information necessary to meet its periodic public reporting requirements and (ii) any additional information it can demonstrate is necessary or legally required for its financial reporting or other legal reporting requirements; provided, that the Board shall have the authority to reasonably exclude from any information described in clause (ii) any information that the Board determines (in its sole discretion) is competitively sensitive or strategic with respect to such competing Member.

ARTICLE IX

TRANSFER OF UNITS

Section 9.1 Units Uncertificated. The Units shall not be represented by certificates. The Board may provide in the future that the Company issue certificates representing the Units held by each Member, in such form as the Board may from time to time determine.

Section 9.2 Certain Restrictions on Transfer or Encumbrance.

(a) No Member shall, directly or indirectly (including, except as otherwise provided in this Agreement, through the transfer of shares, units or interests of any Person that holds, or controls any Person that holds, any such Units), Transfer any Units beneficially owned by such Member, other than a Transfer (i) to a Permitted Transferee or (ii) permitted by and in accordance with this Article IX. Notwithstanding the foregoing, this Section 9.2(a) shall not place any restrictions on the right of a Class B Member to Transfer Class B Units, provided that (x) any such Transferee assumes all obligations of such Transferring Class B Member, including pursuant to Section 13.20 and (y) any Transfer of Class B Units to a Direct Competitor of the C&W Member shall only be made in compliance with Section 9.4.

(b) Except for Permitted Transfers and as set forth in Section 9.11, in no event shall the C&W Member Transfer its Class B Units prior to the fourth anniversary hereof without the consent (in its sole discretion) of the Select II Executive Committee.

Section 9.3 Improper Transfer or Encumbrance.

(a) Any attempt to make any Transfer of all or any portion of a Member’s Units not in compliance with this Agreement shall be null and void and of no force and effect, the purported Transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer.

(b) In the case of a Transfer or attempted Transfer of any Units that do not comply with the express provisions of this Agreement, the Members engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and each of the other Members from all Losses that the Company or such other Members may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) in enforcing the provisions of this Agreement, in all cases, after a judgement by a court of competent jurisdiction.

Section 9.4 Right of First Refusal.

(a) The provisions of this Section 9.4 will not apply to the following (each, an “Exempt Transfer”): (i) a Transfer to a Permitted Transferee; (ii) Transfers that are made pursuant to Section 12.1 (Right to Purchase New Securities); (iii) any other specific Transfer that the Board exempts from this Section 9.4, provided that, prior to a Change of Control Event, any such exemption shall require the affirmative vote of at least one C&W Manager for so long as it holds the Threshold Amount, and after a Change of Control Event, any such exemption shall require the consent of the Greystone Member for so long as it holds the Threshold Amount; (iv) Equity Securities issued pursuant to the Approved Equity Compensation Plan subject to the limits in Section 5.7(l); (v) any Transfer by Greystone of an aggregate amount of Class A Units, in one or more related or unrelated transactions, that in the aggregate taking into account all of such related or unrelated transactions are under the Exception Basket and (vi) any Transfer of Class B Units other than to a Direct Competitor of C&W, which transfers to a Direct Competitor of C&W shall be subject to Section 9.4 as if such Class B Units were Class A Units being Transferred by the Greystone Member.

(b) Except for any Exempt Transfer, before the Greystone Member or the C&W Member Transfers any Class A Units (or Class B Units to a Direct Competitor of C&W, to which the principles of this Section 9.4 shall apply as if such Class B Units were Class A Units) to any Person (including to another Member), such Member (the Member seeking to effectuate such Transfer, the “Disposing Holder”) must first offer such Class A Units to, in the event that the Greystone Member is the Disposing Holder, the C&W Member and, in the event that the C&W Member is the Disposing Holder, the Greystone Member (such member receiving such offer, the “Offeree” and such right granted to the Offeree, the “Right of First Refusal”) by providing the Company and the Offeree a written notice (a “Disposition Notice”) setting forth (i) the number of Class A Units the Disposing Holder wishes to Transfer (the “Sale Units”) and the Disposing Holder’s intention to Transfer the Sale Units and (ii) that the sale price of the Sale Units shall be the per Unit Fair Market Value of the Sale Units. The Disposition Notice shall state that the Offeree has 45 calendar days to deliver its response to the notice in accordance with Section 9.4(c).

(c) No later than the 45th calendar day following the Disposing Holder’s delivery of the Disposition Notice to the Offeree (the “ROFR Deadline”), the Offeree may (i) elect to purchase, all (but not less than all) of the Sale Units by notifying the Disposing Holder in writing on or prior to the ROFR Deadline of such election (the “Acceptance Notice”) or (ii) decline to purchase the Sale Units by notifying the Disposing Holder on or prior to the ROFR Deadline of such declination (the “Declination Notice”) or by allowing the ROFR Deadline to lapse without sending an Acceptance Notice or Declination Notice.

(d) In the event that the Greystone Member delivers a (i) Declination Notice pursuant to Section 9.4(c) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, in each case, subject to the other terms of this

Agreement, the C&W Member shall be free, for a period of 120 days (to be extended as necessary to obtain all required approvals from any governmental entities under any applicable Law) from the earlier of (x) the expiration of the ROFR Deadline and (y) the receipt of the applicable Declination Notice, to find a third party purchaser for the Sale Units and enter into definitive agreements to Transfer the Sale Units to such third party, provided that, except as otherwise provided herein and subject to Section 9.9, such Transfer shall require the consent of the Board and the consent of at least one Greystone Manager (such consent right of the Greystone Manager to apply only after a Change of Control Event). Any Sale Units not sold to the Third Party Transferee during the applicable 120-day period (extended as necessary to obtain all required approvals from any governmental entities under any applicable Law and any applicable contractual consent rights required to effectuate such Transfer and tolled in accordance with the preceding sentence) shall again be subject to the provisions of this Section 9.4.

(e) In the event that the C&W Member delivers a (i) Declination Notice pursuant to Section 9.4(c) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, in each case, subject to the other terms of this Agreement, the Greystone Member shall be free, for a period of 120 days (to be extended as necessary to obtain all required approvals from any governmental entities under any applicable Law) from the earlier of (x) the expiration of the ROFR Deadline and (y) the receipt of the applicable Declination Notice, to find a third party purchaser for the Sale Units and enter into definitive agreements to Transfer the Sale Units to such third party, provided that, except as otherwise provided herein and subject to Section 9.4(h) and Section 9.4(i), such Transfer shall require the consent of the Board and the consent of at least one C&W Manager (to the extent such consent of the C&W Manager is still applicable because a Change of Control Event has not yet occurred). Any Sale Units not sold to the Third Party Transferee during the applicable 120-day period (extended as necessary to obtain all required approvals from any governmental entities under any applicable Law and tolled in accordance with the preceding sentence) shall again be subject to the provisions of this Section 9.4.

(f) In the event that the Offeree delivers an Acceptance Notice pursuant to Section 9.4(c), then the Offeree shall be irrevocably obligated to purchase and Disposing Holder shall be irrevocably obligated to sell (or cause the sale of) the Sale Units at the Fair Market Value per Unit, as finally determined in accordance with Section 9.10 (the “Final ROFR Purchase Price”). The Final ROFR Purchase Price payable by the Offeree for the Sale Units shall be payable in cash, by wire transfer of other immediately available funds, at the closing of such sale. The Offeree and the Disposing Holder shall be obligated to use their respective commercially reasonable efforts to secure any governmental authorization that are required, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase and sale of the Sale Units as promptly as practicable.

(g) Notwithstanding anything to the contrary in the foregoing, this Section 9.4 shall only grant a Right of First Refusal to (x) prior to a Change of Control Event, the C&W Member for so long as it maintains the Threshold Ownership Test and (y) following a Change of Control Event, the Greystone Member for so long as it maintains the Threshold Ownership Test.

(h) Notwithstanding anything to the contrary herein, in the event that the C&W Member declines to exercise its Right of First Refusal by delivering a (i) Declination Notice pursuant to Section 9.4(d) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice on or after the second anniversary of the Effective Date, and the applicable transaction to which the Right of First Refusal applies constitutes either (A) a Third Party Transfer of up to ten percent (10%) of the Class A Units held by Greystone at the time of the proposed Transfer, provided that such ten percent (10%) of the Class A Units held by the Greystone Member shall be determined without taking into account any Units issued pursuant to the Exception Basket, which for the avoidance of doubt, shall not be subject to the Right of First Refusal (such Transfer of up to ten percent (10%) in excess of the Exception Basket, a “Permitted Minority Sale”) or (B) a merger, consolidation, or other business combination of the Company that (i) results in the Greystone Member (through the ability to appoint a majority of the Managers on the Board) ceasing to control the Board or the Board ceasing to control the Company or the Greystone Select I Business, then, in each case, unless such Transfer is to a Direct Competitor of the C&W Member (in which case the consent of the C&W Manager shall be required hereunder), no consent or affirmative vote from the Board or any C&W Manager or any Member shall be required for the entrance into or consummation of such Third Party transaction subject to the principles set forth in Section 9.8 to the extent reasonably applicable as the context requires and (ii) the C&W Member shall take all reasonable steps necessary to assist and cooperate with the Greystone Member (at the sole cost and expense of the Greystone Member) to facilitate the Transfer of Sale Units.

(i) Notwithstanding anything to the contrary herein, in the event that (x) the C&W Member declines to exercise a Right of First Refusal by delivering a Declination Notice pursuant to Section 9.4(d) or allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, at any time on or after the fourth anniversary of the Effective Date, (y) the Sale Units are Transferred to the Third Party Transferee during the applicable 120-day period (extended as necessary to obtain all required approvals from any governmental entities under any applicable Law), and (z) unless such Transfer is to a Direct Competitor of the C&W Member (in which case the consent of the C&W Manager shall be required hereunder unless such Transfer (which can be effectuated by merger, consolidation or other business combination) is of 100% of the outstanding Class A Units of the Company and all of C&W’s Class B Units, if any, in a transaction to which Section 9.6 applies, (i) no consent or affirmative vote from the Board, any C&W Manager or any Member shall be required for the entrance into or the consummation of the Transfer of Sale Units to which the Right of First Refusal initially applied and (ii) the C&W Member (and the C&W Manager) shall take all reasonable steps necessary to assist and cooperate with the Greystone Member (at the sole cost and expense of the Greystone Member) to facilitate the Transfer of Sale Units.

(j) Notwithstanding anything to the contrary herein, in the event that (i) prior to a Change of Control Event, the C&W Member or any of its Affiliates Competes with the Greystone Select I Business, the C&W Member immediately, with no further action required by any Person, shall forfeit its rights pursuant to this Section 9.4 and (ii) following a Change of Control Event, the Greystone Member or any of its Affiliates Competes with the Greystone Select I Business, the Greystone Member immediately, with no further action required by any Person, shall forfeit its rights pursuant to this Section 9.4. Notwithstanding the foregoing, the C&W Member or the Greystone Member, as applicable, shall, as promptly as reasonably practicable (and to the extent permitted by applicable Law) provide the Company and the other applicable Member with notice of transactions which would have otherwise been required to comply with this Article IX but for the preceding sentences of this subsection (j).

Section 9.5 Right of Co-Sale on Transfers by Members.

(a) Subject to the restrictions set forth in Section 9.2 and 9.3 and provided that such Member has first complied with the procedures set forth in Section 9.4, if the Greystone Member or the C&W Member (together, the “Transferring Member”) proposes to Transfer a number of Units representing ten percent (10%) or more of the Class A Units then outstanding to any Person in one transaction or a series of related transactions (a “Co-Sale Transfer”), each Member (other than the Transferring Member) shall have the right to participate in such Co-Sale Transfer in the manner set forth in this Section 9.5.

(b) The Transferring Member shall deliver to the Company, and the Company shall provide to each Class A Member (excluding the Transferring Member, the “Notice Recipients”) at least thirty (30) days prior to the proposed date of consummation of any such Co-Sale Transfer, a written notice (the “Transfer Notice”), setting forth (i) the name of the proposed Transferee, (ii) the number of Class A Units proposed to be Transferred (the “Transferred Securities”), (iii) whether such Transfer constitutes an Acceleration Event; (iv) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof (which for the avoidance of doubt, in an Acceleration Event, shall only consist of cash or Marketable Securities), (v) the other material terms and conditions of the proposed Co-Sale Transfer, including the proposed Transfer date. Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities and forms of all agreements to the extent available to be entered into by or on behalf or for the account or otherwise for the benefit of the Transferring Member.

(c) The Transferring Member may not engage in such Co-Sale Transfer without providing to each Notice Recipient the ability to Transfer to the proposed Transferee, as part of the same transaction with the Transferring Member, the Class A Units held by each such Notice Recipient in accordance with the terms of this Agreement. Other than with respect to a Co-Sale Transfer that is an Acceleration Event which shall be governed by Section 9.4(e), each Notice Recipient may Transfer to the proposed Transferee identified in the Transfer Notice a number of Class A Units up to its Co-Sale Portion (calculated in accordance with Section 9.5(d)), for the same form and amount of consideration per Class A Unit to be received by the Transferring Member (other than in respect of an Acceleration Event, in which case the consideration shall be in the form of cash or Marketable Securities), and on the same terms and conditions as the Transferring Member, by giving irrevocable written notice to the Company (the “Co-Sale Notice”) (which shall forward such notice to the other Notice Recipients within five days) and to the Transferring Member within the 30-day period after the delivery of the Transfer Notice (the “Co-Sale Period”). The Co-Sale Notice shall state that such participating Notice Recipient (a “Co-Sale Participant”) elects to exercise its rights of co-sale under this Section 9.5 and shall state the maximum number of Class A Units sought to be Transferred. For the avoidance of doubt, a Notice Recipient shall be deemed to have irrevocably waived its right to participate in the Co-Sale Transfer if it fails to deliver a Co-Sale Notice within the time period prescribed in this Section 9.5(c).

(d) The Transferring Member shall use its reasonable best efforts to include the Class A Units sought to be Transferred by each Co-Sale Participant in the proposed Co-Sale Transfer, each Co-Sale Participant and each other Person with a right to participate in the Co-Sale Transfer permitting such Person to participate in the Co-Sale Transfer (each such other Person, an “Other Co-Sale Person”) requested to have included in the Co-Sale Transfer. Other than with respect to a Co-Sale Transfer that is an Acceleration Event, each Co-Sale Participant shall be entitled to sell up to a number of Transferred Securities equal to the product of (i) the number of Transferred Securities to be Transferred to the proposed Transferee, and (ii) a fraction (A) the numerator of which is the number of Class A Units beneficially owned by such Co-Sale Participant and its Affiliates as of the applicable Transfer date and (B) the denominator of which is the total number of Class A Units beneficially owned by all of the Co-Sale Participants and the Transferring Member and their Affiliates as of such date (the “Co-Sale Portion”). The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Class A Units exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Class A Units sought to be Transferred by the Co-Sale Participants, the number of Class A Units to be Transferred by the Transferring Member and each such Co-Sale Participant shall be reduced on a pro rata basis. The Transferring Member shall, within five days after the expiration of the Co-Sale Period, notify each Co-Sale Participant as to the number of Class A Units of such Co-Sale Participant to be included in the sale pursuant to the above allocation.

(e) Notwithstanding anything in Section 9.5(d) to the contrary but subject to Section 9.5(a), if prior to a Change of Control Event, a proposed Transfer by the Greystone Member or a merger, consolidation or business combination, on one hand or after a Change of Control Event, a proposed Transfer by the C&W Member or a merger, consolidation or business combination, on the other hand, would result in, after giving effect to the Transfer or merger, consolidation or business combination, (i) prior to a Change of Control Event, the Greystone Member (x) holding less than fifty percent (50%) of the total outstanding Class A Units (y) ceasing to have the right to appoint a Majority of the Managers on the Board, or (z) the Board ceasing to control the Company, in either case, or (ii) after a Change of Control Event, the C&W Member (x) holding less than fifty percent (50%) of the total outstanding Class A Units (y) ceasing to have the right to appoint a Majority of the managers on the Board, or (z) the Board ceasing to control the Company (in either case, an “Acceleration Event”), then, solely in connection with such Transfer, prior to a Change of Control Event, the C&W Member or after such Change of Control Event, the Greystone Member, respectively, may in such proposed Transfer, by providing written notice within the Co-Sale Period, elect to Transfer to the proposed Transferee one hundred percent (100%) of its Class A Units at the same purchase price as the Transferring Member and otherwise on the same terms and conditions as are applicable to the Transferring Member in accordance with this Section 9.5 (the “Acceleration Right”). The consideration to be received by the C&W Member or the Greystone Member, as applicable, in the event the Acceleration Right applies to such C&W Member or Greystone Member respectively shall be (i) the same form and amount of consideration per Unit (by class of Unit) to be received by the Dragging Member and (ii) in the form of cash and/or Marketable Securities.

(f) For the avoidance of doubt, if such proposed Transferee does not agree to acquire all the Class A Units proposed to be Transferred by the C&W Member, on one hand, or the Greystone Member, on the other hand, exercising the Acceleration Right in full together with the Class A Units proposed to be Transferred by the Transferring Member then, the Class A Units proposed to be sold by the Transferring Member shall be reduced by an amount such that the C&W Member or the Greystone Member, respectively, shall be permitted to Transfer all of its Class A Units (or such amount of Class A Units equal (or equivalent) to the Class A Units subject to the initial Co-Sale Offer if lesser) to the proposed Transferee. If, after giving effect to the previous sentence, a proposed Transferee in such Co-Sale Transfer does not agree to acquire all of the C&W Member’s or the Greystone Member’s, respectively, Class A Units in connection with the exercise of its Acceleration Right (and the non-exercising Member doesn’t otherwise agree to acquire such exercising Member’s Class A Units subject to such Acceleration Right if exercised), then notwithstanding the foregoing, such C&W Member or Greystone Member, shall not be permitted to consummate the Co-Sale Transfer.

(g) Each Co-Sale Participant, in exercising its rights pursuant to this Section 9.5, may participate in the Transfer by delivering to the Transferring Member at the closing of the Co-Sale Transfer any agreements or other documents reasonably required from such Co-Sale Participant to consummate such sale, against payment of the aggregate purchase price therefor by wire transfer of immediately available funds. Any failure to deliver such documents shall be deemed a waiver by such Co-Sale Participant of its rights hereunder.

(h) In connection with a Co-Sale Transfer, each Co-Sale Participant will (i) be required to make the same customary representations, covenants, indemnities and agreements as the Transferring Member so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the number of Class A Units Transferred by each Member (taking into account any non-pro rata Transfers of Units in connection with an Acceleration Event), (ii) benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Transferring Member (other than in respect of any right or obligation of such Transferring Member in its capacity as an employee, service provider or executive), (iii) not be required to make any capital contribution or other investment in connection with such Co-Sale Transfer and (iv) only be required to bear no more than its proportionate share (pro rata based on the consideration to be received in such Transfer, taking into account any disproportionate sharing of consideration in connection with an Acceleration Event) of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations to which the Transferring Member and the Co-Sale Participants are subject; provided, however, that (A) any general indemnity given by the Transferring Member to the purchaser in connection with such sale, applicable to liabilities not specific to the Transferring Member, shall be apportioned among the Transferring Member and the Co-Sale Participants according to the number of Class A Units sold by each party and shall not exceed such party’s proceeds from the sale; (B) a Co-Sale Participant shall not be responsible for breaches of representations and warranties made by any other seller with respect to such other seller’s (1) ownership of and title to Class A Units, (2) organization, (3) authority and (4) conflicts and consents or breaches of covenants; (C) no Co-Sale Participant shall be required to make or provide any representations, warranties, covenants or except as provided for above indemnities relating to the Units other than with respect to customary provisions with respect to such Co-Sale Participant’s ownership and ability to Transfer its Units free and clear of liens (other than any applicable liens under applicable securities Law or under this Agreement), due organization, authorization and enforceability and absence of consents or conflicts with laws or agreements of such Co-Sale Participant, and (D) a Co-Sale Participant shall not be obligated to enter into any restrictive covenants (other than customary confidentiality restrictions).

(i) The fees and expenses incurred in connection with a Co-Sale Transfer and for the benefit of the Transferring Member and all Co-Sale Participants (it being understood that costs incurred by or on behalf of a Co-Sale Participant for his, her or its sole benefit will not be considered to be for the benefit of all Co-Sale Participants), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by the Transferring Member and all Co-Sale Participants on a pro rata basis, based on the consideration received by each party; provided, that no Co-Sale Participant shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Co-Sale Transfer (excluding modest expenditures for postage, copies, etc.).

(j) The closing of the Co-Sale Transfer shall be held simultaneously at such place and on such date as determined by the Transferring Member and the proposed purchaser, but in no event later than 90 days (with such period being automatically extended as necessary to obtain all required approvals from any governmental entities under applicable Law) after expiration of the Co-Sale Period. If within 90 days (with such period being automatically extended as necessary to obtain all required approvals from any governmental entities under applicable Law) after the expiration of the Co-Sale Period, the Transferring Member has not completed the disposition of its Class A Units and those of the Co-Sale Participants in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 9.2 and shall be subject to Section 9.3; provided, however, that nothing shall prevent a Transferring Member from seeking to consummate another proposed sale to such purchaser, subject to the terms and conditions of this Section 9.5.

(k) In no event shall this Section 9.5 apply to Exempt Transfers.

Section 9.6 Drag-Along Right.

(a) Subject to Section 5.7(f) (as modified by Section 9.4) and subject to complying with the procedures set forth in Section 9.4 in all material respects, if prior to a Change of Control Event, the Greystone Member or, following a Change of Control Event, the C&W Member (as applicable, the “Dragging Member”) desires to Transfer (which for the avoidance of doubt, shall exclude any Transfer to a Permitted Transferee) at least a majority in the aggregate of the issued and outstanding Class A Units to a Third Party in an arm’s-length transaction at a price per Unit that is at least the Fair Market Value per Unit, as finally determined in accordance with Section 9.10, it being understood that the Dragging Member may initiate such Section 9.10 Fair Market Value process in advance of such transaction to determine such minimum Fair Market Value per Unit that will serve as the floor price for such transaction (such transaction, a “Drag Transaction”), then the Dragging Member may at its sole option require each other Member (a “Dragged Member”), and each Dragged Member hereby agrees, if (x) such Drag Transaction is structured as a Transfer of Class A Units, whether by sale of Class A Units, merger, consolidation, recapitalization, reclassification or similar transaction and (y) such Drag Transaction is entered into and approved in compliance with this Agreement, including the provisions and limitations set forth in this Section 9.6, to (1) Transfer in such Drag Transaction the number of Class A Units equal to the product of (i) the number of Class A Units beneficially owned by such Dragged Member as of the applicable Transfer date and (ii) a fraction (A) the numerator of which is the number of Class A Units that the Dragging Member proposes to Transfer and (B) the denominator of which is the total number of Class A Units beneficially owned by the Dragging Member as of such date at the same purchase price per Class A Units as the Dragging Member and otherwise on the same terms and conditions as are applicable to the Dragging Member; and (2) otherwise vote in favor of and consent to the Drag Transaction and in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability to consummate such Drag Transaction and refrain from asserting any claim or commencing any suit challenging such Drag Transaction (unless such suit alleges that such Drag Transaction does not comply with the principles set forth in this Section 9.6) or the application of this Section 9.6 to such Drag Transaction.

(b) The Dragging Member shall provide written notice (the “Drag-Along Notice”) to each Dragged Member of any proposed Drag Transaction as promptly as practicable prior to the proposed date of the consummation of any such Drag Transaction but in no event less than fifteen (15) Business Days prior to the consummation of any such Drag Transaction. The Drag-Along Notice shall identify (i) the number of and class of Units proposed to be sold by the Dragging Member, (ii) the Dragged Member, (iii) the amount and form of consideration for which the Transfer is proposed to be made and the proposed Transfer date (which for the avoidance of doubt, shall represent cash or Marketable Securities in respect of such Dragged Member) and (iv) to the extent available, a summary of all other material terms and conditions of the Drag Transaction (as reasonably determined in good faith by the Dragging Member) and the then current drafts of forms of all agreements to be entered into by the Members participating in the Drag Transaction. The consideration to be received by a Dragged Member shall be (i) the same form and amount of consideration per Unit (by class of Unit) to be received by the Dragging Member and (ii) in the form of cash and/or Marketable Securities. The terms and conditions of such sale shall be the same as those upon which the Dragging Member sells its Units.

(c) If, at the end of the 120-day period beginning on the date of the Dragged Member’s receipt of the Drag-Along Notice (which 120-day period shall be extended, if any of the transactions contemplated by the Drag Transaction are subject to regulatory approval, until the earlier of (x) the expiration of five Business Days after all such approvals have been received and (y) the date that is 240 days after the date of receipt of the Drag-Along Notice), the Drag Transaction has not been consummated on the same terms and conditions set forth in the Drag-Along Notice, the Dragging Member shall (i) promptly return to each Dragged Member any documents in the possession of the Dragging Member executed by such Dragged Member in connection with the proposed Drag Transaction, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Class A Units owned by such Dragged Member and Dragging Member shall again be in effect including any applicable requirement to comply with Section 9.4, Section 9.5 and Section 9.6.

(d) In connection with the consummation of the Drag Transaction, each Dragged Member shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, any agreements or other documents reasonably required from such Dragged Member to consummate such Drag Transaction. In the event that a Dragged Member should fail to deliver the Units or documents described herein, the Company shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 9.6 and that such Units may only be Transferred to the purchaser in such Drag Transaction. Upon the consummation of the Drag Transaction, the acquiring Person shall pay directly to each Dragged

Member, by wire transfer of immediately available funds, the purchase price for the Units sold by such Dragged Member pursuant thereto.

(e) In connection with a Drag Transaction, each Dragged Member will (i) be required to make the same customary representations, covenants, indemnities and enter into the same agreements as the Dragging Member so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the number of Units sold by each Member, (ii) shall benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Dragging Member (other than in respect of any right or obligation of such Dragging Member in its capacity as an employee, service provider or executive), (iii) not be required to make any capital contribution or other investment in connection with such Drag Transaction and (iv) will only be required to bear no more than its proportionate share (pro rata based on the consideration to be received in such Transfer) of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations to which Dragging Member and the Dragged Member are subject; provided, however, that (A) any indemnity given by the Dragging Member to the purchaser in connection with such sale, applicable to liabilities not specific to the Dragging Member, shall be apportioned among the Dragging Member and the Dragged Members according to the number of Units sold by each party and shall not exceed such party’s proceeds from the Drag Transaction; (B) a Dragged Member or a Dragging Member shall not be responsible for breaches of representations and warranties made by any other seller; (C) no Dragged Member shall be required to make or provide any representations, warranties covenants or indemnities (other than its proportionate share described above) relating to the Units other than customary provisions with respect to such Dragged Member’s ownership and ability to Transfer its Units free and clear of liens (other than any applicable liens under applicable securities Law or under this Agreement), due organization, authorization and enforceability and absence of consents or conflicts with laws or agreements of such Dragged Member and a customary letter of transmittal and (D) a Dragged Member shall not be obligated to enter into any restrictive covenants (other than customary confidentiality restrictions).

(f) Concurrently with or promptly following the consummation of the Drag Transaction, the Dragging Member (i) shall give notice thereof to the Dragged Member, (ii) shall remit or cause to be remitted to each Dragged Member the total consideration to be paid at the closing of the Drag Transaction by wire transfer of immediately available funds in accordance with such Dragged Member’s wire transfer instructions for the Class A Units Transferred by such Dragged Member pursuant hereto, and (iii) shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested in writing by the Dragged Member.

(g) The fees and expenses incurred in connection with Drag Transaction and for the benefit of the Dragging Member and all Dragged Members (it being understood that costs incurred by or on behalf of a Dragged Member for his, her or its sole benefit will not be considered to be for the benefit of all Dragged Members), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by the Dragging Member and all Dragged Members on a pro rata basis, based on the consideration received by each such party; provided, that no Dragged Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag Transaction (excluding modest expenditures for postage, copies, etc.).

(h) Nothing in this Section 9.6 shall limit the C&W Member’s or the Greystone’s Member’s rights set forth in Section 9.4(e), if applicable.

Section 9.7 Transferees to Execute Agreement. Each Member agrees that it will not, during the term of this Agreement, directly or indirectly, make any Transfer of all or any portion of the Units beneficially owned by such Member unless such Transfer is made in compliance with the terms of this Agreement and any other agreement or plan pursuant to which such Units were issued. In addition, prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Prospective Transferee”), if not a Member, shall (a) execute and deliver a Joinder to the Company and each Member. Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel, such Prospective Transferee shall be deemed a Member for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member under this Agreement with respect to the Units owned by such Prospective Transferee as determined pursuant to Section 9.8, unless such Transfer is to a Permitted Transferee in which case the following sentence shall control. In the event of a Transfer to a Permitted Transferee, all rights and obligations of the Greystone Member or the C&W Member thereafter shall be shared by such C&W Member and its Permitted Transferees (or any successor or assigns) or the Greystone Member and its Permitted Transferees (or any successor or assigns), as applicable, all Units owned by such Member and its Permitted Transferees (or any successor or assigns) shall be aggregated and deemed owned by such Member for the purposes of any thresholds or any exercise of such rights, and all determinations or consents or approvals or appointment or designation rights of a Member shall be deemed made when provided by the Member and such Member’s Permitted Transferees (or any successor or assigns) who hold at least a majority of the Units or Class of Units, as applicable, then held by such Member and such Member’s Permitted Transferees (or any successor or assigns) and such consents, determinations and approvals made by such majority shall be binding on such Member and its Permitted Transferees for all purposes of this Agreement.

Section 9.8 Exception Basket; Permitted Minority Sale. Notwithstanding anything to the contrary in this Agreement, the parties agree and acknowledge that the Greystone Member shall be permitted to make an issuance pursuant to the Exception Basket or a Transfer pursuant to a Permitted Minority Sale without obtaining the consent of the C&W Member or a C&W Manager hereunder and may make any amendment to this Agreement to accommodate the admission of the Member receiving such equity that is not material and adverse to the C&W Member, it being understood that the terms set forth in clauses (a) through (e) below represent amendments that would not be material and adverse if observed in accordance with their terms. In connection with the foregoing, the parties agree to reasonably cooperate to make amendments to accommodate rights that are customary to the recipient of such equity in connection with such issuance pursuant to the Exception Basket or Transfer pursuant to a Permitted Minority Sale to facilitate the consummation of such transaction and to otherwise permit such Person to hold Class A Units indirectly through a separate vehicle subject to the terms of an investor rights agreement, reasonably satisfactory to the Greystone Member and the C&W Member (the “Investor Rights Agreement”) in each case pursuant to terms consistent with the principles set forth in this Section 9.8, provided that in respect of any amendment or Investor Rights Agreement (a) such Transferee shall not be entitled to appoint a Manager to the Board (but shall be entitled to a customary Board observer right and information rights); (b) such Transferee shall not be permitted to exercise rights pursuant Section 9.4, Section 9.5 or Section 9.6 in respect of the C&W Member or in respect of any actions taken thereunder by the C&W Member (but shall receive customary co-sale rights to participate on a pro rata basis in transfers); (c) such Person shall not receive consent rights related to the Company that place material restrictions on the ability of the C&W Manager to manage the business after a Change of Control Event; (d) such Person shall not receive any affirmative rights in excess of the minority rights otherwise provided in this Agreement; (e) the Transferee shall be subject to dilution on a pari-passu basis with the existing Members; and (f) the Transferee shall not receive any special liquidity or redemption rights in connection with such transaction other than customary co-sale rights (collectively, the “Minority Sale Principles”). The C&W Member acknowledges and agrees to work in good faith with the Greystone Member and use commercially reasonable efforts to cooperate with the Greystone Member to facilitate such Permitted Minority Sale and amendments and Investor Rights Agreement.

Section 9.9 Special Transfer Right. In the event that (a) a Change-of-Control Event has not occurred on or prior to the fourth anniversary of the Effective Date, or (b) the CEO is no longer serving as the Chief Executive Officer of the Firm prior to the occurrence of a Change-of-Control Event, the C&W Member shall be permitted to Transfer its Class A Units subject to the procedures set forth Section 9.4 but not subject to the procedures and obligations set forth in Section 9.5. In the event of such Transfer, to the extent the Greystone Member does not exercise its Right of First Refusal in respect of such Transfer, the C&W Member shall be permitted to Transfer its Class A Units to a third party who is not a Greystone Select I Competitor and does not cause a material and adverse effect on the Company. In connection therewith, the Minority Sale Principles shall apply and the Greystone Member agrees to work in good faith with the C&W Member and use commercially reasonable efforts to cooperate with the C&W Member to facilitate such Transfer and make any amendments necessary to this Agreement (and work in good faith to enter into an Investor Rights Agreement under terms consistent with the Minority Sale Principles). Following the fourth anniversary of a Change of Control Event, the C&W Member shall be permitted to Transfer its Class A Units in whole or in part to a third party who is not a Greystone Select I Competitor and does not cause a material and adverse effect on the Company provided that provision shall be subject to a Right of First Refusal in favor of the Greystone Member subject to the principles set forth in Section 9.4, and to the extent the Greystone Member declines to exercise a Right of First Refusal by delivering a (i) Declination Notice pursuant to Section 9.4(d) or (ii) allows the ROFR Deadline to expire without sending an Acceptance Notice or Declination Notice, the C&W Member shall be permitted to make such Transfer without obtaining the consent of any Person (but such Transfer shall remain subject to the procedures and obligations set forth in Section 9.5).

Section 9.10 Fair Market Value Valuation Methodology. Where the provisions of this Agreement indicate that the “Fair Market Value” of Units or other property is to be determined pursuant to this Section 9.10, such determination shall be made as follows:

(a) The Members will negotiate in good faith to determine the Fair Market Value thereof and consider whether the average trailing 24-month EBITDA is the appropriate metric to determine the Fair Market Value of the Units applying a market multiple. Absent the agreement prior to the Notice Date of the Members participating in the event requiring a determination of Fair Market Value as to such determination, then, by the Notice Date, each Member participating in such event shall designate an investment banking firm of recognized international standing that is not an Affiliate of a Member to determine the Fair Market Value.

(b) Within 30 days after appointment, each investment banking firm shall determine its initial view as to the Fair Market Value and consult with one another with respect thereto. Within 45 days after the Notice Date, each investment banking firm shall determine its final view as to the Fair Market Value and shall deliver such final view to each Member participating in the appraisal process.

(c) If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is less than 10% of the higher of the respective final views, then the Fair Market Value determined shall be the average of those two views. If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is equal to or greater than 10% of the higher of the respective final views, the participating Members shall instruct the investment banking firms jointly to designate a Mutually Designated Appraiser. The Mutually Designated Appraiser shall be designated within 60 days from the Notice Date (or, if later, within 15 days following the determination of the final views of the two investment banking firms as described above) and shall, within 15 days of such designation, determine its final view as to the Fair Market Value which final view shall not be higher than the higher of the respective final views of the two investment banking firms or lower than the lower of the respective final views of the two investment banking firms.

(d) The Company shall provide each of the designated investment banking firms with reasonable access to members of management of the Greystone Select I Business or the Greystone Select II Business, as applicable, and to the books and records of the Greystone Select I Business and the Greystone Select II Business, as applicable, so as to allow such investment banking firms to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the Members agrees to cooperate with each of the investment banking firms and to provide such information as may reasonably be requested. Costs of the appraisals shall be borne equally by the Members participating in the event requiring a determination of Fair Market Value.

(e) Notwithstanding the foregoing, in the event a Member does not appoint an investment banking firm within the time periods specified above, such Member shall have waived its rights to appoint an investment banking firm and the determination of the Fair Market Value shall be made solely by the investment banking firm of the Member who did appoint an investment banking firm.

(f) In the case of property consisting of securities traded in the public markets, the Fair Market Value of such securities shall not be determined pursuant to this Section 9.10 and shall be equal to the average of the closing price of such security for the five-day trading period immediately preceding the date on which such valuation is required.

Section 9.11 C&W Member Put Rights – Class B Units.

(a) At any time following the 36-month anniversary of the date hereof, the C&W Member shall have the right (in its sole discretion) to sell to the Greystone Member all (and not less than all) of the Class B Units owned by the C&W Member (collectively, the “Class B Put

Units”) in accordance with the procedures set forth in this Section 9.11 at a price equal to the Fair Market Value per Unit for each of the Class B Put Units and require that the Company divest itself of the Greystone Select II Business (the “Class B Put Right”).

(b) If the C&W Member desires to sell the Class B Put Units pursuant to this Section 9.11, it must deliver to the Greystone Member a written notice of its election (the “Class B Put Notice”). The Fair Market Value per Unit shall be determined in accordance with Section 9.10. The closing of the sale of the Class B Put Units pursuant to this Section 9.11 shall occur within 15 calendar days following the final determination of the Fair Market Value of the Class B Put Units, in accordance with Section 9.10 and the Greystone Member shall pay such purchase price by wire transfer of immediately available funds and the Company shall promptly divest itself of the Greystone Select II Business. The Class B Put Units will be sold by the C&W Member to the Greystone Member free and clear of all claims, liens and encumbrances. In the case that the Class B Put Right is exercised, the Company shall thereafter promptly divest itself of the Greystone Select II Business.

Section 9.12 Call Rights – Class B Units.

(a) At any time following the 25-month anniversary of the date hereof, the Greystone Member shall have the right, but not the obligation, to purchase all (and not less than all) of the Class B Units owned by the C&W Member (collectively, the “Class B Call Units”) in accordance with the procedures set forth in this Section 9.10 (the “Class B Call Right”) at a price equal to the Fair Market Value per Unit for each of the Class B Call Units.

(b) If the Greystone Member desires to purchase the Class B Call Units pursuant to this Section 9.10, it must deliver to the C&W Member a written notice of such election (the “Class B Call Right Notice”). The Fair Market Value per Unit shall be determined in accordance with Section 9.10. The closing of the purchase of the Class B Call Units pursuant to this Section 9.10 shall occur within 15 calendar days following the final determination of the Fair Market Value of the Class B Call Units, in accordance with Section 9.10 and the C&W Member shall pay the purchase price of the Class B Call Units by wire transfer of immediately available funds. The Class B Call Units will be sold by the C&W Member to the Greystone Member free and clear of all claims, liens and encumbrances. In the case that the Greystone Member exercises its Class B Call Right, the Company shall promptly thereafter divest itself of the Greystone II Select Business.

Section 9.13 Registration Rights. In the event that any Greystone Select I Entity engages in an IPO, notwithstanding anything to the contrary herein, the C&W Member and the Greystone Member shall have the right to participate on a pro rata basis in such IPO with respect to its Units, at its sole election. In connection with the foregoing, the Company, the C&W Member and the Greystone Member shall negotiate a registration rights agreement (“Registration Rights Agreement”), in good faith, which shall provide, among other things, such members with customary demand registration rights, shelf “take-downs,” piggyback registration rights, and registration rights following a customary lock-up period (e.g., 180-day underwriter lock-up), subject to customary cutbacks to the extent required by an underwriter that shall be pro rata among all equityholders of the Company.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1 No Dissolution or Partition. To the fullest extent permitted by applicable Law, each Member covenants that, except upon a Dissolution Event, it will not apply for a decree of dissolution, or seek the appointment by a court of a liquidator for the Company. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 10.2 Dissolution Events.

(a) The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(i) a determination by the Board (subject to the limitations set forth in Section 5.7) to dissolve, wind up and liquidate the Company;

(ii) the Transfer of all or substantially all of the assets of the Company; or

(iii) the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act.

(b) If the Company is continued after the Bankruptcy of a Member pursuant to Section 10.2(a)(ii) (the “Former Member”), each of the remaining Members shall have the right to purchase the Units of such bankrupt Member at the Fair Market Value of such Units. Any acquisition pursuant to this Section 10.2(b) shall be completed within 30 days of the determination of such Fair Market Value. If all or more than one remaining Member wishes to purchase the Former Member’s Units, each shall purchase that share of the Former Member’s Units pro rata in accordance with the respective number of Units owned by the acquiring Members, or as otherwise agreed.

Section 10.3 Notice of Dissolution. Upon the dissolution of the Company, the Board or such other Person or Persons approved by the Members holding a majority of the remaining Units to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution, except that in the case of a dissolution pursuant to Section 10.2(a)(ii), the Liquidating Trustee shall be the Person or Persons approved by the Member(s) holding a majority of the Units that is/are not Bankrupt.

Section 10.4 Liquidation.

(a) Upon dissolution of the Company, the Liquidating Trustee shall commence to wind up the Company’s affairs in an orderly manner. The Members shall continue to share Net Profits and Net Losses during liquidation as specified in Article VI. Each Member shall be furnished with a statement audited by the Auditors that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member shall pay to the Company all amounts then owing by it to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(i) First, to creditors of the Company (including holders of Units that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Units; and

(ii) Second, to the Members in accordance with the positive balance in the Members’ Capital Accounts; provided that if for any reason at the time of liquidation any Member’s Capital Account differs from the amount that such Member would be entitled to receive pursuant to Article VII, all items of income, gain, loss or deduction of the Company incurred in (i) the tax year in which the liquidation occurs, and (ii) any prior tax year for which the tax return has not yet been filed, shall, in each case and to the greatest extent possible, be allocated among the Members so as to cause each Member’s Capital Account to equal such Member’s applicable distribution entitlement pursuant to Article VII.

(b) To the extent that the Liquidating Trustee determines that any or all of the assets of the Company shall be sold, such assets shall be sold, as promptly as practicable, in a commercially reasonable manner. For purposes of making the liquidating distributions required by this Section 10.4(b), the Liquidating Trustee may determine whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom.

(c) In the event the assets of the Company are to be distributed in kind, the Liquidating Trustee shall deliver a notice to each Member setting forth the value assigned to each asset that the Liquidating Trustee proposes be distributed. Each Member shall have 15 days to dispute such valuation, and if no notice of dispute is delivered to the Liquidating Trustee and the other Members, the notice of valuation shall become final and binding on all parties. If such notice of dispute is delivered, the matter shall be submitted to a nationally recognized investment banking firm, accounting firm or valuation firm selected by the Liquidating Trustee from a list of three such firms provided by the disputing Member. The banking, accounting or valuation firm shall make a decision within 60 days of referral, which decision shall be final and binding on all parties, and the fees and expenses of such firm shall be borne by the Company.

Section 10.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Act.

Section 10.6 Claims of the Members. Without limitation of the rights set forth in Section 13.20, the Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Liability of Members. Except as otherwise required by this Agreement, the Certificate, the Act or any other applicable provision of Law, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or any other Member solely by reason of being a Covered Person.

Section 11.2 Exculpation and Indemnification.

(a) Exculpation. Except as otherwise provided herein and to the maximum extent permitted by the Act, no present or former officer or Manager of the Company shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as an officer or Manager; provided that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud, bad faith or willful and knowing misconduct, in each case as determined by a court of competent jurisdiction in a final judgment on the merits.

(b) Except as otherwise provided herein and to the maximum extent permitted by the Act, the Company shall indemnify each Covered Person for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgment, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred by such Covered Person by reason of (i) any claim or demand made by any Person arising out of or resulting from any act or omission on the part of the Company, including the breach or failure to perform any agreement or covenant made by the Company and (ii) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or in accordance with this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses which a court of competent jurisdiction in a final judgment on the merits has determined is primarily attributable to the fraud, bad faith or willful and knowing misconduct of such Person (which judgment is not subsequently reversed on appeal); provided, however, that any indemnity under this Section 11.2 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof; provided, further, that this Section 11.2(b) shall not apply with respect to a claim asserted against (or by) a Covered Person in its capacity as a Member by (or against) the Company or another Member in such Member’s capacity as a Member with respect to a breach of this Agreement or the Contribution Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did or did not act in any particular manner, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(c) (i) In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 11.2(b), such Covered Person shall promptly notify the Company thereof in writing. The failure to provide notice, however, shall not release the Company from any of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure.

(ii) The Company shall have the right, exercisable subject to the approval of the disinterested Managers, to participate in and control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to such Covered Person, at the Company’s expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. The Company shall keep such Covered Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by such Covered Person with respect thereto.

(iii) In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) the Board and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of such Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of such Covered Person’s objection under this clause (C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.

(iv) The Company shall not be liable for any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Company shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed), unless such settlement includes an unconditional release of each such Covered Person from all liability, obligations and claims that are the subject matter of such claim, demand, action, suit or proceeding.

(v) As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).

(vi) No amendment or repeal of any of the provisions of this Agreement shall limit or eliminate the benefits provided to Covered Persons under this Article XI.

Section 11.3 Advancement of Expenses(i) . To the fullest extent permitted by applicable Law, the Company shall advance, from time to time, expenses (including attorneys’ fees) actually and reasonably incurred by a Covered Person in defending any Third Party claim, demand, action, suit or proceeding prior to the final disposition thereof, upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal that the Covered Person is not entitled to be indemnified therefor as authorized in this Article XI.

Section 11.4 Insurance.

(a) The Company may maintain a directors’ and officers’ liability insurance policy (or policies), and an errors and omissions liability insurance policy (or policies) providing coverage to the Members, the Board, the Officers and Covered Persons, in each case upon such terms as approved by the Board.

(b) To the extent that any Covered Person is entitled to indemnification, or is covered by insurance obtained, by a Member or any of its Affiliates (other than the Company), the Company shall not be relieved of its indemnification obligations hereunder and it is understood that, as between the Company and any insurance policy obtained by the Company and such Member (and its Affiliates) and any insurance policy obtained by it, the Company shall be primarily responsible and shall look to its insurance policies to lower any Losses covered hereby.

Section 11.5 Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Article XI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate, this Agreement, other agreement, vote of Members or disinterested Managers or otherwise.

Section 11.6 Representation, Warranties and Covenants of Members. Each Member expressly acknowledges and agrees that the indemnification provided under this Article XI is intended to apply to Covered Persons only in respect of their specific capacities as Covered Persons of the Company and not in their capacities as providers of commercial services or otherwise. Notwithstanding anything in this Agreement to the contrary, each Member shall be solely responsible to the Company and the other Members for breach of any representation or warranty made or any covenant or obligation undertaken by such Member in this Agreement. In the event of any such breach, the Company or the non-breaching Members, as the case may be, shall be entitled to pursue all remedies against the breaching Member available to such party at law or in equity arising as a consequence of such breach.

ARTICLE XII

OTHER AGREEMENTS

Section 12.1 Right to Purchase New Securities.

(a) The Company hereby grants to each Member (the “Preemptive Participants”) the right to purchase its Preemptive Portion (calculated in accordance with Section 12.1(c)) of all or any part of New Securities that the Company may, from time to time, propose to sell or issue (the “Equity Purchase Right”). The number of New Securities that the Members may purchase pursuant to this Section 12.1(a) shall be referred to as the “Equity Purchase Units.” The Equity Purchase Right provided in this Section 12.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion or exchange pursuant to its terms or exercise thereof. For the avoidance of doubt, in no event shall the Company or any Member be required to comply with both Section 9.4 and this Section 12.1 with respect to the same transaction.

(b) The Company shall give written notice (the “Issuance Notice”) of a proposed issuance or sale described in Section 12.1(a) to the Preemptive Participants within five Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale. The Issuance Notice shall set forth the material terms and conditions of such proposed transaction, including (i) the number or amount and description of the New Securities proposed to be issued, (ii) the proposed issuance date and (iii) the proposed purchase price per New Security, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof.

(c) The total number of New Securities that each Preemptive Participant shall be entitled to purchase shall be equal to the product of (i) the total number of New Securities to be issued by the Company on the applicable issuance date and (ii) a fraction (A) the numerator of which is the number of Units beneficially owned by such Preemptive Participant and its Affiliates immediately prior to such issuance and (B) the denominator of which is the total number of Units outstanding on such date immediately prior to such issuance (the “Preemptive Portion”). At any time during the 15-day period following the receipt of an Issuance Notice, the Preemptive Participants shall have the right to elect irrevocably to purchase their Preemptive Portion of the Equity Purchase Units at the purchase price set forth in the Issuance Notice (provided, that in the event any portion of the purchase price per Unit to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per Unit shall be the fair market value thereof), and upon the other terms and conditions specified in the Issuance Notice, by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Preemptive Participant may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (1) obtain required governmental approvals and other required approvals, and the

Company and the Preemptive Participants shall use their respective commercially reasonable efforts to obtain such approvals and (2) permit the Preemptive Participants or their Affiliates to complete their internal capital call process; provided, that the extension pursuant to this clause (2) shall not exceed 30 days.

(d) Each Preemptive Participant exercising its right to purchase its respective portion of the Equity Purchase Units in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Member fails to exercise its right hereunder to purchase its full Preemptive Portion of New Securities (a “Non-Purchasing Member”), such Exercising Member may purchase all or any part of such securities by giving written notice to the Company within 10 days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Members have failed to exercise their Equity Purchase Rights hereunder; provided, that in the event there are two or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Units in excess of the number available, the remaining Units available for purchase under this Section 12.1(d) shall be allocated among such Exercising Members pro rata based on the number of New Securities such Exercising Members elected to purchase pursuant to Section 12.1(c).

(e) If any Preemptive Participants or Exercising Members fail to exercise fully their Equity Purchase Rights within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 12.1(d), the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Members failed to exercise the option set forth in this Section 12.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within 90 days after the expiration of the 10-day period described in Section 12.1(d) and (ii) the price at which the New Securities are issued must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Members in the manner provided in this Section 12.1.

(f) For convenience of administration, the Company may issue New Securities to the Greystone Member without first offering the other Preemptive Participants the opportunity to participate in such sale in compliance with this Section 12.1, so long as (i) each other Preemptive Participant is provided the opportunity to purchase its pro rata portion of such New Securities from the Greystone Member within thirty (30) Business Days of consummation of the Greystone Member’s purchase of such New Securities from the Company, on the same terms and conditions (including price and form of consideration) as the Greystone Member purchased such New Securities from the Company, (ii) if such opportunity is exercised, the purchase is actually consummated, and (iii) any distribution on such New Securities is (A) withheld until after completion of such purchase by such Preemptive Participant or (B) if paid prior to the completion of such purchase, is transferred together with the such New Securities to such Preemptive Participant.

Section 12.2 Further Assurances. Each of the Members hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent Governmental Authorities. Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.

Section 12.3 Waiver of Fiduciary Duties; Corporate Opportunities.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members, any of their respective Affiliates, any Manager or officers. To the fullest extent permitted by applicable Law, and notwithstanding any duty otherwise existing at law or in equity, each of the Company, on behalf of itself and any other Person that may be or become entitled to assert any procedure in the name or right of the Company, and each Member hereby expressly waives any and all fiduciary duties and any implied duties that, absent such waiver, may be owed to the Company, any Member or any other stakeholder in the Company by any other Member, Manager, officer or Affiliate of the foregoing. In doing so, each of the Company and each Member recognizes, acknowledges and agrees that the duties and obligations of the Members, Managers, officers and Affiliates of the foregoing, any other Member and any other stakeholder in the Company are only as expressly set forth in this Agreement.

(b) Subject to any applicable limitations contained in Section 5.2(d), the third to last and penultimate paragraphs of Section 5.7, Section 8.3, Section 9.4(j) or Section 9.9 and subject to any other specific limitations contained elsewhere in this Agreement or the Restrictive Covenant Agreement (as defined in the Contribution Agreement), each Member acknowledges that the other Members and the Affiliates of such Members own and/or manage other businesses, including businesses that may compete with the Company, the other Members and the Managers.

(i) Subject to Section 5.2(d) and the Restrictive Covenants Agreement, each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees, and each Manager designated by such Member (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be the same or similar to the business of the Company or its Subsidiaries;

(ii) Neither the Company nor any Member or such Member’s Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Member or such other Member’s Corporate Opportunities Group or to the income or proceeds derived therefrom;

(iii) No Member or its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other Member or such other Member’s Corporate Opportunities Group, even if the opportunity is of the character that, if presented to the

Company, could be taken by the Company, or if presented to any other Member or other Member’s Corporate Opportunities Group, could be taken by such Persons; and

(iv) Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member or any Person in such other Member’s Corporate Opportunities Group.

Section 12.4 Confidential Information.

(a) Each Member hereby agrees that throughout the term of this Agreement it shall keep and shall cause its equityholder (including its general and limited partners) and all of its directors, managers, officers, employees, agents, attorneys, consultants, auditors and advisors (collectively, “Representatives”) all non-public information received by such Member relating to the Company and its Subsidiaries (including any such information received prior to the date hereof and whether or not received in its capacity as a Member) (“Confidential Information”) confidential except information which (a) becomes known to such Member from a source, other than the Company, its Subsidiaries and their respective Affiliates or Representatives, which source was not known by such Member to be obligated to the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member or any of its Representatives by a contractual, legal or fiduciary obligation, (b) was in such Member’s possession from a source, prior to being furnished by or on behalf of the Company or its Subsidiaries, which source was not known by such Member to be obligated to the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member or any of its owners (including its general and limited partners), Representatives or Affiliates by a contractual, legal or fiduciary obligation or (c) becomes generally available to the public through no breach of this Agreement by any party hereto. Each Member (i) may communicate such non-public information to its equityholders (including its general and limited partners), Representatives and Affiliates and (ii) will cause its equityholders (including its general and limited partners), Representatives or Affiliates to keep such non-public information confidential (except to the extent the disclosure of such information is necessary in connection with tax returns or tax audits of a Member and its Affiliates or in connection with any claim brought or dispute or disagreement arising under, out of or in connection with this Agreement or the transactions contemplated hereby) and will not, and will cause its equityholders (including its general and limited partners), Representatives and Affiliates not to (and such Member will be responsible for the failure of its equityholders (including its general and limited partners), Representatives and/or Affiliates to not), use such non-public information to either to compete with the Company or to conduct itself in a manner inconsistent with the antitrust laws of the United States of America or any State thereof.

(b) Notwithstanding the foregoing, a Member may disclose non-public information regarding the Company or its Subsidiaries if required to do so upon request for disclosure pursuant to a federal or state freedom of information statute or by a court of competent jurisdiction or by any Governmental Authority or as otherwise required by law or legal or regulatory process; provided, however, that prompt notice of such required disclosure be given to the Company prior to the making of such disclosure so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, such Member required to disclose the non-public information will disclose only that portion which such Member is advised by written opinion of counsel is legally required to be disclosed and will request that confidential treatment be accorded such portion of the non-public information. Notwithstanding the provisions of this Section 12.4 to the contrary, in the event that any Member desires to Transfer its Units to a Permitted Transferee or to a Third Party in accordance with Article IX, such Member may, upon the execution of a customary confidentiality agreement (in form reasonably acceptable to the Company’s legal counsel), disclose to such potential Permitted Transferee or Third Party information of the sort otherwise restricted by this Section 12.4 if such Member reasonably believes such disclosure is necessary or beneficial for the purpose of Transferring such Units to such Permitted Transferee or Third Party.

(c) Notwithstanding the foregoing, the Greystone Member shall have the right to share financial information of the Company and related summaries with its Affiliates, provided that such Affiliates agree to maintain such information in confidence and the Greystone Member assumes responsibility for any unauthorized disclosure of such information by such Affiliates.

(d) Notwithstanding the foregoing, nothing in this Agreement prohibits any Member from: (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “Commission”); (B) providing Confidential Information to the Commission, or providing the Commission with information that would otherwise violate this Section 12.4, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an investigation or proceeding by the Commission without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act.

(e) Each Member is advised that no Member shall be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (I) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (II) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Reserved.

Section 13.2 Amendments and Waivers. Except as otherwise expressly provided herein (including, for the avoidance of doubt, Section 5.7(k)), no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Company and the Board (by Majority Vote). The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any modification, amendment or waiver approved by a Member in accordance with the terms of this Agreement or otherwise approved in accordance with the terms of this

Agreement where approval of such Member is not required, shall be binding on such Members and such Member’s Permitted Transferees.

Section 13.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email, provided that if such notice is provided by email, a “hard” copy of such notice is sent by one of the methods contemplated in clause (b) or (c), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered, if to the Company, to the address set forth below, or if to any Member, to the addresses set forth in Schedule 2.1 hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 13.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 13.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Restrictive Covenants Agreement supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 13.6 No Third-Party Beneficiaries. Except for the Covered Persons, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the Company under this Agreement is an agreement only between the Members, and no other person or entity shall have any rights to enforce such obligations.

Section 13.7 Restrictions on Other Agreements. Other than the Contribution Agreement and the Acknowledgment Letter, since the Formation Date and following the date hereof, no Member or any of its, her or his Permitted Transferees has entered into or agreed to be bound by, or shall enter into or agree to be bound by, any agreement or arrangement of any kind with any Person with respect to any Units, except pursuant to the agreements expressly permitted hereunder.

Section 13.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 13.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts thereof, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 13.10 Successors, Assigns and Transferees. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Member without the prior written consent of the Board, and any such assignment without such prior written consent shall be null and void, except in connection with any Transfer of Units permitted under Article IX. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 13.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts thereof, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 13.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 13.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 13.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 13.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile, .pdf or other electronic signature (including, for the avoidance of doubt, docusign) and a facsimile, .pdf or other electronic signature including, for the avoidance of doubt, docusign shall constitute an original for all purposes.

Section 13.17 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 13.18 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, but subject to the Acknowledgment Letter and the Restrictive Covenants Agreement, the Company and each Member covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, as such, for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 13.19 Waiver of Conflict of Interest. The Company and each Member, on behalf of itself and its Affiliates, acknowledges and agrees that the same counsel (including in-house counsel) (“Legal Counsel”) may represent both Greystone Member, Greystone Select Company LLC or their Affiliates, on the one hand, and the Company, on the other hand, including, without limitation, in connection with the negotiation, execution and delivery of this Agreement, any matters relating to the business or operations of the Company, or any dispute arising in connection with any of the foregoing. The Company and each Member acknowledges that it has been advised of the material risks of such joint representation. To the extent that such dual representation constitutes or may constitute a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest. In the event that a dispute or conflict arises between Greystone Member, Greystone Select Company LLC or any of their Affiliates, on the one hand, and the Company or any other Member, on the other hand, the Company and each such other Member hereby agree that Legal Counsel may withdraw from representing the Company and may continue to represent Greystone Member, Greystone Select Company LLC or their Affiliates, and that, if appropriate, the Company shall retain separate counsel, at its own expense. The Company and each Member hereby agree to such continued representation of Greystone Member, Greystone Select Company LLC or their Affiliates under such circumstances, as well as in other matters, and agrees not to assert any such conflict of interest or otherwise seek to disqualify Legal Counsel.

Section 13.20 Indemnification.

(a) Until the later of: (i) the date on which no Greystone Select I Entity has any liability or obligation in connection with (A) the Term Loan B (or any replacement or refinancing thereof) under which a Greystone Select II Entity is also a party or guarantor, or (B) any guaranty in favor of a Greystone Select II Entity, and (ii) the date on which either no Greystone Select I Entity is a subsidiary of the Company or no Greystone Select II Entity is a subsidiary of the Company (provided that the indemnification obligations under this Section 13.20 with respect to Losses arising prior to the applicable termination date shall not terminate to the extent a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such termination date until such claim is resolved), the Company shall cause the Greystone

Select II Entities to hold harmless and indemnify the Greystone Select I Entities and their respective Affiliates (other than any Greystone Select II Entity) (the “Greystone Select I Indemnified Parties”) against any and all Losses incurred by any Greystone Select I Entity as the result of any act, omission, liability or obligation of any Greystone Select II Entity that are with respect to (i) Intercompany Obligations (as defined in the Contribution Agreement), (ii) misallocation of costs and expenses between any Greystone Select I Entity and any Greystone Select II Entity and (iii) actual out-of-pocket Losses incurred for third-party payments.

(b) Until the later of: (i) the date on which no Greystone Select II Entity has any liability or obligation in connection with (A) the Term Loan B (or any replacement or refinancing thereof) under which a Greystone Select I Entity is also a party, or (B) any guaranty in favor of a Greystone Select I Entity, and (ii) the date on which either no Greystone Select I Entity is a subsidiary of the Company or no Greystone Select II Entity is a subsidiary of the Company (provided that the indemnification obligations under this Section 13.20 with respect to Losses arising prior to the applicable termination date shall not terminate to the extent a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such termination date until such claim is resolved), the Company shall cause the Greystone Select I Entities to hold harmless and indemnify Greystone Select II Entities and their respective Affiliates (other than any Greystone Select I Entity) (the “Greystone Select II Indemnified Parties” and together with the Greystone Select I Indemnified Parties the “Indemnifying Parties”) against any and all Losses incurred by any Greystone Select II Entity as the result of any act, omission, liability or obligation of any Greystone Select I Entity that are with respect to (i) Intercompany Obligations (as defined in the Contribution Agreement), (ii) misallocation of costs and expenses between any Greystone Select I Entity and any Greystone Select II Entity and (iii) actual out-of-pocket Losses incurred for third-party payments.

(c) The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any claim or demand, or other circumstance or state of facts which is reasonably likely to give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such claim. The failure to give such prompt written notice shall not, however, relieve any party of its indemnification obligations, except and only to the extent that such party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party does not provide written notice to the Indemnified Party that it disputes such claim within forty-five (45) days after its receipt of notice thereof, such claim will be conclusively deemed a Loss subject to indemnification hereunder. If the Indemnifying Party does dispute such claim within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Payments by an Indemnifying Party pursuant to this Section 13.20 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Section 13.20 (other than with respect to the R&W Insurance Policy (as defined in the Contribution Agreement)) and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified by the Indemnifying Parties prior to the realization of reduction of such Losses). Each Indemnified Party shall use reasonable efforts to mitigate any Losses that are indemnifiable hereunder. Notwithstanding anything to the contrary herein, with respect to claims made pursuant to Section 13.20, in each case, upon the request of any indemnified party pursuant to this Section 13.20, the C&W Member shall use reasonable endeavors to first seek recovery for any Loss covered hereunder under the R&W Insurance Policy (to the extent covered under such policy).

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CUSHMAN WAKEFIELD GREYSTONE LLC

By:	/s/ Stephen Rosenberg
Name: Stephen Rosenberg
Title: President and Chief Executive Officer

GREYSTONE SELECT INCORPORATED

By:	/s/ Stephen Rosenberg
Name: Stephen Rosenberg
Title: President

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

By:	/s/ Nathaniel Robinson
Name: Nathaniel Robinson
Title: Chief Investment Officer